Exhibit 99.3

PRO FORMA VALUATION REPORT

SECOND STEP CONVERSION OFFERING

FSB Bancorp, Inc. │Fairport, New York

PROPOSED HOLDING COMPANY FOR:
Fairport Savings Bank │ Fairport, New York

Valuation Date as of February 26, 2016

1100 North Glebe Road Suite 600

Arlington, Virginia 22201

703.528.1700

rpfinancial.com

February 26, 2016

Boards of Directors

FSB Community Bankshares, MHC

FSB Community Bankshares, Inc.

FSB Bancorp, Inc.

Fairport Savings Bank

45 South Main Street

Fairport, New York 14450

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and the New York Department of Financial Services (the “Department”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The respective Boards of Directors of FSB Community Bankshares, MHC (the “MHC”), FSB Community Bankshares, Inc. (“FSB Community” or “FSBC”) and Fairport Savings Bank, Fairport, New York (“Fairport Savings” or the “Bank”) have adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, FSBC, which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by a Maryland corporation with the name of FSB Bancorp, Inc. (“FSB Bancorp” or the “Company”). Following the conversion, the MHC and FSB Community will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as FSB Bancorp or the Company, unless otherwise identified as FSBC. As of December 31, 2015, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 53.16% of the common stock (the “MHC Shares”) of FSBC. The remaining 46.84% of FSBC’s common stock is owned by public stockholders.

It is our understanding that FSB Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans, Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

February 26, 2016

conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated or firm commitment underwritten offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of FSBC will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of FSB Bancorp, the Bank and the MHC, including the prospectus as filed with the FRB, the FDIC and the Department and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of FSBC, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2012 through December 31, 2015 and a review of various unaudited information and internal financial reports through December 31, 2015, and due diligence related discussions with the Company’s management; The Bonadio Group, the Company’s independent auditor; Luse Gorman, PC, the Company’s conversion counsel and Sandler O’Neill & Partners, L.P., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which FSBC operates and have assessed FSBC’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on FSBC and the industry as a whole. We have analyzed the potential effects of the stock conversion on FSBC’s operating characteristics and financial performance as they relate to the pro forma market value of FSB Bancorp. We have analyzed the assets held by the MHC, which will be consolidated with FSBC’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared FSBC’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular,

Boards of Directors

February 26, 2016

including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on FSBC’s representation that the information contained in the regulatory applications and additional information furnished to us by FSBC and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by FSBC, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of FSBC. The valuation considers FSB Bancorp only as a going concern and should not be considered as an indication of FSB Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for FSBC and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of FSB Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of FSB Bancorp following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which FSB Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly increase equity. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.14%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 46.84% to 46.70% and the MHC’s ownership interest was increased from 53.16% to 53.30%.

Valuation Conclusion

It is our opinion that, as of February 26, 2016, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; and, (2) exchange shares issued to existing public shareholders of FSBC – was $16,884,510 at the midpoint, equal to 1,688,451 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $14,351,830 or 1,435,183 shares at the minimum and $19,417,190 or 1,941,719 shares at the maximum.

Boards of Directors

February 26, 2016

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $9,000,000 equal to 900,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $7,650,000 or 765,000 shares at the minimum and $10,350,000 or 1,035,000 shares at the maximum.

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, FSBC and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated net assets into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.9460 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.8041 at the minimum and 1.0879 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of FSB Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of FSB Bancorp as of December 31, 2015, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of FSBC and the exchange of the public shares for newly issued shares of FSB Bancorp’s common stock as a full public company was determined independently by the Boards of Directors of the MHC, FSBC and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

Boards of Directors

February 26, 2016

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of FSBC, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of FSB Bancorp’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

James P. Hennessey
Director

James J. Oren
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

FSB BANCORP, INC.

FAIRPORT SAVINGS BANK

Fairport, New York

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.2
Purpose of the Reorganization		I.3
Strategic Overview		I.4
Post-Offering Business Plan		I.5
Balance Sheet Trends		I.6
Income and Expense Trends		I.11
Interest Rate Risk Management		I.15
Lending Activities and Strategy		I.17
Origination, Purchasing, and Servicing of Loans		I.20
Asset Quality		I.20
Funding Composition and Strategy		I.21
Subsidiaries		I.22
Legal Proceedings		I.22

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.1
Interest Rate Environment		II.4
Market Area Demographic and Economic Characteristics		II.5
Primary Market Area Employment Sectors		II.7
Largest Market Area Employers		II.8
Unemployment Trends		II.8
Deposit Market Share		II.9
Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.8
Income and Expense Components		III.11
Loan Composition		III.14
Credit Risk		III.16
Interest Rate Risk		III.16
Summary		III.19

RP® Financial, LC.	TABLE OF CONTENTS
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TABLE OF CONTENTS
FSB BANCORP, INC.
FAIRPORT SAVINGS BANK
Fairport, New York

(continued)

PAGE
DESCRIPTION			NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.2
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.5
4.	Primary Market Area		IV.6
5.	Dividends		IV.7
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.8
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.13
	C.	The Acquisition Market	IV.15
	D.	Trading in FSB Community’s Stock	IV.15
8.	Management		IV.16
9.	Effect of Government Regulation and Regulatory Reform		IV.16
Summary of Adjustments			IV.16
Valuation Approaches			IV.17
1.	Price-to-Earnings (“P/E”)		IV.20
2.	Price-to-Book (“P/B”)		IV.21
3.	Price-to-Assets (“P/A”)		IV.23
Comparison to Recent Offerings			IV.23
Valuation Conclusion			IV.24
Establishment of the Exchange Ratio			IV.25

RP® Financial, LC.	LIST OF TABLES
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LIST OF TABLES
FSB BANCORP, INC.
FAIRPORT SAVINGS BANK
Fairport, New York

TABLE
Number	DESCRIPTION	page

1.1	Historical Balance Sheets	I.7
1.2	Historical Income Statements	I.12

2.1	Summary Demographic/Economic Data	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Largest Private Sector Employers	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.9
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.12
3.4	Loan Portfolio Composition and Related Information	III.15
3.5	Credit Risk Measures and Related Information	III.17
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.18

4.1	Market Area Unemployment Rates	IV.7
4.2	Recent Conversions Completed in Last Three Months	IV.14
4.3	Valuation Adjustments	IV.17
4.4	Impact of MHC Assets and Waived Dividends	IV.19
4.5	Derivation of Core Earnings	IV.21
4.6	Public Market Pricing Versus Peer Group	IV.22
4.7	Second Step Offering Information	IV.24

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. Overview and Financial Analysis

Introduction

FSB Community is a federally chartered mid-tier stock holding company organized in 2007 as the holding company for Fairport Savings, a New York-chartered savings bank headquartered in Fairport, New York. The Company conducts business from its main office and four branch offices, all of which are located in Monroe County, New York. In addition, the Company operates a network of four loan production offices in upstate New York as part of a residential mortgage banking operation. Thus, while deposit gathering activities are conducted primarily in the local areas around the five office locations in the Rochester metropolitan statistical area, lending activities are conducted across a wider geographic area of upstate New York. The Bank was originally chartered in 1888.

In January 2005, the Bank was reorganized into a federally-chartered stock savings association within a mutual holding company structure with a mid-tier holding company and a concurrent minority stock offering. As part of the reorganization, the Bank formed a federal mid-tier stock holding company, the Company, and sold a minority of the common shares to the public in a subscription and community offering. The majority of the Company’s shares were issued to FSB Community Bankshares, MHC (the “MHC”), a mutual holding company organized under federal law. In June 2012, Fairport Savings converted its charter from a federally-chartered savings bank to a New York-chartered savings bank.

The Company’s principal activity is the ownership of the outstanding shares of the Bank, and no significant liabilities. At December 31, 2015, the Company had 1,779,472 shares of common stock outstanding, whereby the MHC owned 946,050 shares, or 53.2% of the common stock outstanding of the Company and the minority public shareholders own the remaining 833,422 shares, or 46.8%. The public shares are traded on OTC Pink Marketplace (“OTCPK”) under the trading symbol “FSBC”. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).

The Company operates as a community-oriented financial institution offering traditional financial services primarily to retail consumers and to a lesser extent, businesses in the local and regional market area, thereby attracting deposits from the general public and primarily using those

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

funds, together with FHLB advances, to originate 1-4 family, multi-family, commercial real estate, construction and consumer loans to their customers and invest in securities such as U.S. Government and agency securities, municipal bonds and mortgage backed securities (“MBS”). At December 31, 2015, the Company reported $255.8 million of assets, $205.7 million in loans, $185.6 million of deposits and stockholders’ equity equal to $21.8 million, equal to 8.51% of total assets. The Company does not have any intangible assets on the balance sheet. For the 12 months ended December 31, 2015, the Company reported net income equal to $513,000, or 0.21% of average assets. The Company’s audited financial statements are included by reference as Exhibit I-1 and key operating ratios are shown in Exhibit I-2.

Plan of Conversion

The Boards of Directors of the MHC, FSB Community and the Bank have unanimously adopted a plan of conversion (the “Plan of Conversion”), pursuant to which FSBC will convert from the three-tier MHC structure to the full stock holding company structure and concurrently conduct a Second Step Conversion offering (“Second Step Conversion” or “Offering”) that will include the sale of the MHC’s ownership interest in the Company. Pursuant to the Plan of Conversion, FSB Community Bankshares, Inc. will be succeeded by a newly formed Maryland corporation named FSB Bancorp, Inc. (“FSB Bancorp”). For purposes of this document, the existing consolidated entity and the newly incorporated entity will hereinafter be referred to as “FSB Bancorp” or the “Company,” unless otherwise noted.

Pursuant to the Second Step Conversion transaction, the Company will sell shares of its common stock in a subscription offering in descending order of priority to the Bank’s members and other stakeholders as follows: Eligible Account Holders; Tax-Qualified Plans; Supplemental Eligible Account Holders and Other Members. Any shares of stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public through a community offering. Shares not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated offering or in a firm commitment underwritten public offering. The Company will also issue exchange shares of its common stock to the current public shareholders in the Second Step Conversion transaction pursuant to an exchange ratio that will result in the same aggregate ownership percentage as immediately before the Offering, taking into account the impact of MHC assets in the Second Step Conversion, consistent with FRB policy with respect to the treatment of MHC assets. The dilution of the current minority

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

ownership position to account for the MHC assets will be discussed in greater detail in the valuation analysis to follow (Section IV).

Purpose of the Reorganization

The Second Step Conversion is being pursued as part of the Company’s overall business plan to support growth of market share and competitive position in the marketplace. Additionally, the Conversion will:

•	Improve the Bank’s regulatory capital position;

•	Eliminate the uncertainties related to the mutual holding company structure;

•	Provide additional flexibility in terms of activities available to the holding company;

•	Improve the liquidity of the common shares of the Company through additional common shares outstanding and shareholders; and,

•	Facilitate future mergers and acquisitions.

Further, the Second Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock.

The projected use of stock proceeds is highlighted below.

•	The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, Company funds, net of the loan to the employee stock ownership plan (“ESOP”), are expected to be invested initially into high quality investment securities with short-term maturities, generally consistent with the current investment mix. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	The Bank. The balance of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer-term deployment, i.e., funding lending activities, purchasing loans in the market area, general corporate purposes and/or expansion and diversification.

The Company expects to continue to pursue a controlled growth strategy, leveraging its pro forma equity, and growing primarily through the current delivery channels. If appropriate, FSB Bancorp may also consider various capital management strategies to assist in the long run objective of increasing return on equity (“ROE”).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

Strategic Overview

Throughout much of its corporate history, the Company’s strategic focus has been that of a community-oriented financial institution with a primary focus on meeting the borrowing, savings, and other financial needs of its local customers in Monroe County, New York and the surrounding region where the Company maintains branch offices. The Company has historically pursued a traditional thrift business model pursuant to which FSB Bancorp has emphasized the origination of 1-4 family first mortgage loans for investment, funded principally by retail deposits generated through the branch network. The Company has sought to emphasize high quality and flexible service, capitalizing on its local orientation, competitive rates, and safety and soundness. The Company believes this philosophy has assisted the Company in remaining profitable during a stressed credit environment which prevailed as a result of the financial crisis in 2008 and subsequent years, when industry earnings were depressed as a result of credit-related expenses. At the same time, the Company’s business model which emphasizes portfolio investment in 1-4 family mortgage loans has limited the earnings potential given the highly competitive market segment of residential lending. FSB Bancorp has been successful in building the loan portfolio over the past few years, continuing a concentration in 1-4 family first position mortgage loans.

To further the activities in terms of residential lending, the Company began selling long-term fixed residential loans into the secondary market in recent years, and has gradually increased such lending activities by opening LPOs in upstate New York. FSB Bancorp most recently opened and LPO in Buffalo, New York in 2015. The Company sees the mortgage banking activities as a natural extension of the in-house residential lending function, enabling the Company to recognize substantial levels of gains on sale of loans.

In more recent periods, FSB Bancorp has taken certain actions to diversify the loan portfolio away from 1-4 family first position residential lending by hiring two commercial loan originators in order to focus on building the commercial loan portfolio. A stated objective of the Company is to enhance the commercial loan product line and the back office support of the commercial loan department in order to expand commercial real estate and multi-family lending. This is expected to result in a more improve interest rate risk exposure and increase the Company’s banking presence in the local market area. Although FSB Bancorp intends to increase multi-family and commercial real estate lending, it will be done consistently with the Company’s conservative loan underwriting and credit administration standards. In view of the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

foregoing, management has developed and/or upgraded policies and procedures pertaining to the credit standards and the administration of commercial loans.

Retail deposits have consistently served as the primary interest-bearing funding source, followed by supplemental funding with borrowings. The Company has sought to increase the deposit base through providing a full line of deposit products. Going forward, the Company’s strategy is to attract and retain core deposits, including growing checking accounts, primarily by offering competitive rates and providing a high level of service. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances constitute the Company’s principal source of borrowings, all of which have fixed rates.

Post-Offering Business Plan

The post-Offering business plan of the Company reflects the intent to continue to offer the products and services which have been the Company’s emphasis in recent years. In addition, FSB Bancorp expects to gradually expand commercial mortgage and non-mortgage lending over time. The increased equity from the Offering is expected to facilitate additional balance sheet growth and enhanced profitability, as well as increase the Company’s competitive posture and financial strength. In terms of specific strategies, the Company plans to undertake the following key elements of its business plan on a post-Offering basis:

•	Operate as a Community Financial Institution. The Company’s competitive strengths are personalized, superior customer service, extensive knowledge of the local markets and borrowers, and highly visible community activities. Management believes that the Company can leverage these strengths to attract and retain customers. Furthermore, FSB Bancorp plans to update existing technologies and implement new technologies to enhance the customer experience and ultimately increase the efficiency of the Company’s operations, including expanding the internet and mobile banking services.

•	Emphasize Residential Mortgage Lending. The Company will seek to continue to focus on residential mortgage lending activities which have comprised the majority of the Company’s lending to date, with originations channeled both through in-house lending and through the mortgage banking operations. FSB Bancorp has been able to minimize credit-related losses, which has been an important factor in the Company’s profitability during a period when many regionally based community banks and thrifts were impacted by credit quality problems.

•	Expand Multi-Family/Commercial Real Estate Lending. The Company has invested heavily in the past two years in terms of hiring commercial loan officers and enhancing the commercial loan product line and the back office support of the commercial loan department in order to expand commercial real estate and multi-

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

family lending. The expansion in this area of lending is in an attempt to diversify the loan portfolio, improve interest rate risk exposure, and increase the Company’s banking presence in the local market area. Although FSB Bancorp intends to increase multi-family and commercial real estate lending, it will be done consistently with the Company’s conservative loan underwriting and credit administration standards.

•	Manage Interest Rate Risk. To assist in managing the Company’s interest rate risk, in recent periods the Company has reduced the amount of longer term fixed-rate loan originations added to the loan portfolio by selling most fixed-rate residential mortgages with terms of 15 years or greater in the secondary market. The Company also manages the investment portfolio by investing in shorter term and intermediate term, liquid investment securities and securities classified as available for sale including U.S. Government agency debt obligations and mortgage-backed securities. The Bank also emphasizes lower cost passbook, savings and checking accounts, money market accounts and increases the duration whenever possible of certificates of deposit and Federal Home Loan Bank borrowings.

•	Offering Non-Deposit Investment Products and Services. Through the subsidiary operations of Fairport Wealth Management, the Company intends to continue to provide access to a broad range of quality investment, insurance, and financial products for customers. In-house investment representatives are employed to provide such products and services. The current wealth management operations generate a notable amount of fee income, enhancing and diversifying the Company’s revenue stream.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the most recent five fiscal years ended December 31, 2015. The Company has recorded relatively steady growth in assets over the time period shown in Table 1.1, equal to 2.8% annually, with growth concentrated in the balance of loans receivable. Loans receivable increased at an annual rate of 9.9%, reflecting the Company’s focus on building the revenue base through portfolio lending. The loans/assets ratio thus increased from 57.5% at fiscal year end 2011 to 80.4% as of December 31, 2015. As a result of the foregoing, the loan portfolio balance increased to $205.7 million as of December 31, 2015, an increase of $77.4 million. Funding for the loan growth was obtained in part from a reduction in investment securities and MBS, which decreased by $41.8 million over the five year term, or at an annual rate of 14.5% since the end of fiscal 2011.

The Company’s assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have historically comprised the majority of funding liabilities, and increased at an annual rate of 0.9% since the end of fiscal 2011. The Company is focusing deposit gathering efforts on transaction accounts, although certificates of deposit remain a notable

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Table 1.1

FSB Community Bankshares

Historical Balance Sheets

											2011-2015
	As of December 31,										Annualized
	2011		2012		2013		2014		2015		Growth
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$223,251	100.00%	$215,981	100.00%	$237,474	100.00%	$246,194	100.00%	$255,807	100.00%	2.76%
Loans Receivable (net) (2)	128,277	57.46%	150,036	69.47%	178,310	75.09%	191,791	77.90%	205,710	80.42%	9.91%
Cash and Equivalents	9,037	4.05%	6,381	2.95%	5,898	2.48%	4,335	1.76%	6,147	2.40%	-7.42%
Investment Securities	77,041	34.51%	51,144	23.68%	45,310	19.08%	41,833	16.99%	35,285	13.79%	-14.46%
BOLI	3,265	1.46%	3,375	1.56%	3,471	1.46%	3,555	1.44%	3,629	1.42%	2.14%

Fixed Assets	3,654	1.64%	3,318	1.54%	3,048	1.28%	2,836	1.15%	2,744	1.07%	-5.57%
Other Assets	1,977	0.89%	1,727	0.80%	1,437	0.61%	1,844	0.75%	2,292	0.90%	3.00%

Deposits	$177,161	79.36%	$163,667	75.78%	$180,013	75.80%	$175,307	71.21%	$185,561	72.54%	0.93%
Borrowings	24,178	10.83%	30,290	14.02%	36,977	15.57%	47,925	19.47%	46,092	18.02%	13.77%
Other Liabilities	1,069	0.48%	1,243	0.58%	889	0.37%	1,758	0.71%	2,394	0.94%	17.50%
Stockholders Equity	20,843	9.34%	20,781	9.62%	19,595	8.25%	21,204	8.61%	21,760	8.51%	0.86%
Tang. Stockholders Equity	20,843	9.34%	20,781	9.62%	19,595	8.25%	21,204	8.61%	21,760	8.51%	0.86%
Net Unrealized Gain/(Loss) on Investment/MBS Available for Sale	$462	0.21%	$329	0.15%	$(1,164)	-0.49%	$(226)	-0.09%	$(212)	-0.08%

Public Shares	838,950		837,803		836,075		834,036		833,422
MHC Shares	946,050		946,050		946,050		946,050		946,050
Total Shares Outstanding	1,785,000		1,783,853		1,782,125		1,780,086		1,779,472

Stockholders Equity/Share	$11.68		$11.65		$11.00		$11.91		$12.23
Stockholders Tangible Equity/Share	$11.68		$11.65		$11.00		$11.91		$12.23
Loans/Deposits	72.41%		91.67%		99.05%		109.40%		110.86%
Offices Open	5		5		5		5		5

(1)	Ratios are as a percent of ending assets.
(2)	Includes loans held for sale.

Source: FSB Community’s audited financial reports for 2011-2015.

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portion of the deposit base. Borrowings serve as an alternative funding source for the Company to address funding needs for growth, as well as to support management of deposit costs and interest rate risk. From fiscal year end 2011 through 2015, borrowings increased at an annual rate of 13.8% and reached a peak balance of $47.9 million, or 19.5% of assets, at fiscal year-end 2014, and subsequently trended slightly lower in fiscal 2015 to equal $46.1 million, or 18.0% of assets.

Equity increased at a 0.9% annual rate since the end of fiscal 2011, as equity growth provided by earnings was affected by changes in the accumulated other comprehensive income balance from the investment securities portfolio. The faster asset growth over the period covered in Table 1.1 resulted in a modest decline of the Company’s equity ratio from 9.34% at the end of fiscal 2011, to 8.51% as of December 31, 2015. Going forward, the post-Offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment and leveraging of the Offering proceeds, the expense of the stock benefit plans and, the potential impact of dividends and stock repurchases.

Loans Receivable

Loans receivable totaled $205.7 million, or 80.4% of total assets, as of December 31, 2015, and reflect 9.9% annual growth since the end of fiscal 2011. As noted previously, the Company has focused on expanding the loan portfolio over the past few years in an effort to increase the revenue base. Such efforts have included the hiring of new loan originators (residential and commercial), and opening additional LPOs to support growth in the mortgage banking division. FSB Community’s lending strategy has consistently reflected a very high concentration of 1-4 family first mortgage loans, as the concentration of such loans has remained in the range of 85% to 90% of total loans since 2011. A more recent strategy is to attempt to increase the balances of multi-family, commercial real estate and commercial business loans in portfolio in order to diversify the loan portfolio and improvement the interest rate risk profile of the portfolio. At December 31, 2015, multi-family, commercial real estate and commercial business loans equaled 4.7% of total loans, which have grown in relation to total loans from 2.2% at fiscal year end 2011. Other areas of lending diversification for the Company at December 31, 2015 consisted of second mortgage loans (7.2% of total loans versus 7.4% at fiscal year end 2011), and residential construction loans (0.6% of total loans versus 0.7% at fiscal year end 2011).

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Cash, Investments and Mortgage-Backed Securities

The intent of the Company’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds, and to support the established credit and interest rate risk objectives. The ratio of cash and investments (including MBS) has decreased from 38.6% of assets at the end of fiscal 2011 to 16.2% as of December 31, 2015. The decrease in the cash and investment portfolio in proportion to total assets is primarily attributable to the redeployment of funds into higher yielding loans. Investment securities, consisting of MBS, government and agency securities and municipal bonds equaled $32.9 million, or 12.9% of total assets as of December 31, 2015, while cash and equivalents totaled $6.1 million or 2.4% of total assets (see Exhibit I-3 for the investment portfolio composition). Additionally, the Company has an investment in FHLB stock of $2.4 million, or 0.9% of assets. The Company’s investment securities are classified as available for sale (“AFS”) and HTM with balances totaling $20.0 million and $13.0 million, respectively.

Recent trends in the composition of the Company’s investment portfolio show a decrease in AFS securities and an increase in HTM securities. This transition has been pursued in order to avoid the erratic swings in market valuations of bonds, therefore providing greater stability in the Company’s GAAP equity position. At the same time, the market values of the securities portfolio, including the underlying gains and losses relative to the historical cost basis are disclosed in both regulatory and securities filings and thus, are relatively transparent to both the regulatory and investor community.

No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term, except that the level of cash and investments is anticipated to increase initially following the Second Step Conversion. Over the longer term, it is the Company’s desire to leverage the proceeds with loans to a greater extent than investment securities, but achievement of this objective will be dependent upon numerous factors, including loan demand, the competitive environment, and the interest rate environment. Management has indicated that leveraging of the expanded equity base by utilizing investment securities, including MBS, will continue to be evaluated based on market conditions, profitability, interest rate risk and other similar considerations.

Bank-Owned Life Insurance

As of December 31, 2015, bank-owned life insurance (“BOLI”) totaled $3.6 million, which reflects growth since the end of fiscal 2011 owing to increases in the cash surrender value

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of the policies. The balance of BOLI reflects the value of life insurance contracts on selected members of the Company’s management and has been purchased with the intent to offset various benefit program expenses on a tax-advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income.

Funding Structure

Since fiscal year end 2011, deposits have grown at a 0.9% annual rate, and the composition has changed modestly as the Company has strived to increase savings and transaction accounts and reduce reliance on time deposits. The Bank’s current strategy has been to price CDs such that the cost is minimized, within market constraints, while growth in core transaction and savings accounts is emphasized. As a result of the foregoing actions, the composition of CDs to total deposits has decreased from 53.4% to 52.8% from December 31, 2013 through December 31, 2015. As of December 31, 2015, the Company’s remaining deposits consisted of savings accounts (14.7% of total deposits), demand accounts (19.3% of total deposits) and money market accounts (11.3% of total deposits).

As of December 31, 2015, borrowed funds totaled $46.1 million, representing 18.0% of total assets. The Company’s recent increase in the balance of borrowed funds is the result of loan growth outpacing the growth in deposits, therefore requiring additional funds to support the increasing loan portfolio. Given the recent environment, the Company has been utilizing medium term fixed rate advances for earnings and interest rate risk management purposes.

The Company’s current posture on funding with borrowings is to use such funds: (1) when they are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive arbitrage opportunities arise; and, (4) to generate additional liquid funds, if required.

Equity

As of December 31, 2015, FSB Community’s stockholders’ equity totaled $21.8 million, or 8.51% of assets. Since fiscal 2011, the Company’s equity base has increased through retained earnings, although the balance of equity has been affected by the adjustment for accumulated other comprehensive income account, as the market value of securities classified as available-for-sale has fluctuated.

The Company maintained surpluses relative to its regulatory capital requirements at December 31, 2015, and was qualified as a “well capitalized” institution. The Offering proceeds

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will serve to further strengthen the Company’s regulatory capital position and support the Company’s strategies going forward. As discussed previously, the post-Offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the Offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases. Additionally, the ability to increase equity will be dependent upon the ability of FSB Bancorp to execute a business plan focused on balance sheet and earnings growth realized through modest diversification of the loan portfolio, funds raised through the branch network, competitive rates, and potential acquisitions.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five fiscal years through December 31, 2015. After recording a small loss in fiscal 2011, the Company has consistently maintained profitable operations, experiencing a favorable earnings trend for the fiscal 2012 to fiscal 2014 period, while the Company’s earnings declined in fiscal 2015. The foregoing earnings pattern was largely the result of underlying changes in the net interest margin which increased through fiscal 2014, while subsequently declining in 2015. Over the most recent 12 month period, higher operating expenses was the primary factor for a decline in earnings, but the lower net interest income ratio was also a contributing factor. The Company’s earnings have been supported the balances of fixed rate residential loans held in portfolio, which have not repriced downward to a significant extent in the low interest rate environment of the past five years.

Net income ranged from a high of $660,000 (0.27% of average assets) in fiscal 2014 to a low of a net loss of $72,000 (0.03% of average assets) in fiscal 2011 and equaled $513,000 (0.21 of average assets) for the 12 months ended December 31, 2015. FSB Community’s core earnings, i.e., net income excluding net non-operating items on a tax effected basis, reflects a similar trend, ranging from a high of $658,000 (0.27% of average assets) in fiscal 2014 to a low of a net loss of $153,000 (0.07% of average assets) in fiscal 2011 and equaling $449,000 (0.19% of average assets) for the 12 months ended December 31, 2015.

Net Interest Income

Over the period from fiscal 2011 to fiscal 2014, the net interest income ratio steadily increased as the Company’s spreads improved as funding costs diminished more rapidly than

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Table 1.2

FSB Community Bankshares

Historical Income Statements

	For the Fiscal Year Ended December 31,
	2011		2012		2013		2014		2015
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest Income	$7,985	3.67%	$7,660	3.49%	$7,842	3.46%	$8,653	3.58%	$8,920	3.69%
Interest Expense	(2,797)	-1.29%	(2,260)	-1.03%	(1,894)	-0.84%	(1,845)	-0.76%	(1,995)	-0.82%
Net Interest Income	$5,188	2.39%	$5,400	2.46%	$5,948	2.62%	$6,808	2.82%	$6,925	2.86%
Provision for Loan Losses	(30)	-0.01%	(40)	-0.02%	(90)	-0.04%	(127)	-0.05%	(158)	-0.07%
Net Interest Income after Provisions	$5,158	2.37%	$5,360	2.44%	$5,858	2.58%	$6,681	2.76%	$6,767	2.80%

Other Income	$802	0.37%	$1,061	0.48%	$1,230	0.54%	$1,156	0.48%	$1,251	0.52%
Gain(Loss) on Sale of Loans	430	0.20%	1,147	0.52%	1,190	0.52%	1,422	0.59%	1,478	0.61%
Operating Expense	(6,711)	-3.09%	(7,656)	-3.49%	(7,993)	-3.53%	(8,299)	-3.43%	(8,953)	-3.70%
Net Operating Income	$(321)	-0.15%	$(88)	-0.04%	$285	0.13%	$960	0.40%	$543	0.22%

Gain(Loss) on Sale of Securities	$135	0.06%	$369	0.17%	$76	0.03%	$3	0.00%	$106	0.04%
FHLB Prepayment Penalty	0	0.00%	(268)	-0.12%	0	0.00%	0	0.00%	0	0.00%
Total Non-Operating Income (Exp.)	$135	0.06%	$101	0.05%	$76	0.03%	$3	0.00%	$106	0.04%

Net Income Before Tax	$(186)	-0.09%	$13	0.01%	$361	0.16%	$963	0.40%	$649	0.27%
Income Taxes	114	0.05%	43	0.02%	(70)	-0.03%	(303)	-0.13%	(136)	-0.06%
Net Income (Loss)	$(72)	-0.03%	$56	0.03%	$291	0.13%	$660	0.27%	$513	0.21%

Adjusted Earnings:
Net Income	$(72)	-0.03%	$56	0.03%	$291	0.13%	$660	0.27%	$513	0.21%
Add(Deduct): Non-Operating (Inc)/Exp	(135)	-0.06%	(101)	-0.05%	(76)	-0.03%	(3)	0.00%	(106)	-0.04%
Tax Effect	54	0.02%	40	0.02%	30	0.01%	1	0.00%	42	0.02%
Adjusted Earnings:	$(153)	-0.07%	$(5)	0.00%	$245	0.11%	$658	0.27%	$449	0.19%

Diluted Shares Outstanding	1,731,217		1,734,493		1,736,388		1,737,784		1,739,785
Reported Earnings Per Share ($):	$(0.04)		$0.03		$0.17		$0.38		$0.29
Adjusted Earnings Per Share ($):	$(0.09)		$(0.00)		$0.14		$0.38		$0.26

Memo:
Efficiency Ratio (%)	104.53%		100.63%		95.52%		88.42%		92.74%
Return on Equity (%)	-0.42%		0.27%		1.44%		3.24%		2.36%
Effective Tax Rate (%)	61.29%		-330.77%		19.39%		31.46%		20.96%

(1)	Ratios are as a percent of average assets.

Source: FSB Community’s audited financial reports for 2011-2015.

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asset yields. Conversely, during fiscal 2015, FSB Community’s net interest income ratio diminished slightly as funding costs increased and earning asset yields continued to decline. This trend is further evident in the yield/cost trends from 2013 to 2015, as the Company’s yield-cost spread increased from 2.71% in 2013 to 2.88% in 2014, and then declined to 2.83% in 2015, as shown in Exhibit I-4. Following the Second Step Conversion, the Offering proceeds should increase net interest income, but have a limited impact on the Company’s overall spreads.

The impact of declining interest rates and the loan portfolio composition which includes a large balance of fixed rate residential loans is more fully evidenced in the detailed financial data shown in Table 1.2, as the interest income ratio declined only from 3.67% of average assets in fiscal 2011 to 3.69% of average assets for the 12 months ended December 31, 2015. Over the corresponding timeframe, the Company’s interest expense declined from 1.29% of average assets to 0.82% of average assets for the 12 months ended December 31, 2015. Importantly, the Company’s yield/cost spread reflects the low margins inherent in its core business (i.e., funding residential mortgage loans primarily with CD deposits and, to a lesser extent, borrowings).

Several factors may impact the Company’s future spreads and net interest income. First, the benefit of declining funding costs appears to be diminishing as the overall cost of funds equaled 0.82% for the 12 months ended December 31, 2015, increased slightly in the most recent year, and the potential for further improvement is limited. At the same time, the new emphasis on commercial real estate and multi-family lending is being undertaken, in part, to increase the average loan yields. Lastly, the completion of the Second Step Conversion will have a dual benefit of providing the Company with additional interest-free funds to reinvest, while over the longer term, the Company has indicated the intent to use the additional equity to support modest balance sheet growth, including expansion of interest-earning assets at a positive spread.

Loan Loss Provisions

For the 12 months ended December 31, 2015, loan loss provisions totaled $158,000, or 0.06% of average assets, which is at a somewhat higher level in comparison to the recorded provisions since fiscal 2011. The recent increase in provisions is largely due to growth in the loan portfolio, including growth in both the 1-4 family residential portfolio, as well as the multi-family and commercial mortgage portfolios which have been recently targeted for expansion. NPAs have remained relatively low and remain at modest levels relative to regional peer averages. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis, and establish additional loan loss provisions in

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accordance with the Company’s asset classification and loss reserve policies. Exhibit I-5 sets forth the Company’s loan loss allowance activity during the review period.

Non-Interest Income (Including Mortgage Banking Gains on Sale of Loans)

Certain of FSB Community’s business lines act to provide notable sources of fee income (exclusive of gains on sale of loans). Throughout the period shown in Table 1.2, non-interest operating income has been maintained at favorable levels, ranging from a low of 0.37% of average assets (fiscal 2011) to a high of 0.54% of average assets (fiscal 2013), and equaling 0.52% of average assets for the 12 months ended December 31, 2015. Sources of non-interest operating income including mortgage fee income from the lending operations, fees and service charges generated from the Company’s retail banking activities and through the BOLI investments.

The impact of the Company’s mortgage banking operations are also clearly shown in Table 1.2. Gains on the sale of loans averaged $1.133 million over the past five fiscal years, and totaled $1.478 million for fiscal 2015. While these operations also result in elevated operating expenses, the Company has been able to significantly expand the revenue base through the mortgage banking operations.

Operating Expenses

As noted above, FSB Community’s operations are characterized by an elevated operating expense ratio. For the 12 months ended December 31, 2015, operating expenses totaled $9.0 million, or 3.70% of average assets, an increase from $6.7 million, or 3.09% of average assets for fiscal 2011. The impact of the mortgage banking operation is evident in the level of personnel-related costs, which are approximately 60% of total expense, followed by occupancy and equipment costs, which total 11% of the expense base. The occupancy expenses reflect the five retail branch offices and the four LPOs, including the most recent LPO opened in Buffalo in 2015. Over the most recent 12 month period, operating expenses increased primarily due to the opening of the Buffalo LPO and the recent hiring of two seasoned commercial lending officers.

Operating expenses are expected to increase on a post-Offering basis as a result of the expense of the additional stock-related benefit plans. At the same time, FSB Bancorp will seek to offset anticipated growth in expenses from a profitability standpoint through balance sheet growth and by reinvestment of the Offering proceeds into investment securities over the near term

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(following the Second Step Conversion) and into loans over the longer term. Additionally, the Company will continue to control its operating expenses. Specific ways that the Company may seek to limit the growth in operating expenses include, but are not limited to, evaluating the branch and personnel structure and analyzing outsourcing opportunities for potential cost savings.

Non-Operating Income/Expense

Non-operating income and expenses have typically had a limited impact on earnings since fiscal 2011 and have consisted of gains recognized on the sale of investment securities, and a FHLB borrowings repayment penalty incurred in 2012. The Company reported $106,000 of non-operating income for the 12 months ended December 30, 2015, which resulted from a net gain on the sale of securities. Likewise, net non-operating income and expense was at modest levels in the fiscal 2013 and 2014 periods.

Taxes

The Company’s effective tax rate has fluctuated over the last five fiscal years based on the level of pre-tax net income recorded, along with other factors that impact tax able income. The Company’s effective tax rate equaled 21.0% for the 12 months ended December 31, 2015.

Efficiency Ratio

The Company’s efficiency ratio increased over the last 12 months largely owing to increase in operating expenses. Specifically, the efficiency ratio increased from 88.4% in fiscal 2014 to 92.7% in fiscal 2015. On a post-Offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering. However, a portion of the benefit is expected to be offset by the increased expense of the stock benefit plans.

Interest Rate Risk Management

The primary aspects of the Company’s interest rate risk management include:

➢	Maintaining an investment portfolio, comprised of high quality, liquid securities, many of which have short-to intermediate-term maturities;

➢	Promoting transaction accounts within the competitive and market constraints and seeking to increase the duration of the certificates of deposit portfolio;

➢	Sell long-term, fixed rate 1-4 family residential mortgage loans into the secondary market;

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➢	Increase the balances of shorter-adjustment term, higher yielding commercial loans, including multi-family loans;

➢	Seeking to originate shorter term fixed rate mortgage loans (i.e., maturities of 15 years or less) or ARM loans whenever possible;

➢	Utilizing fixed rate borrowings to increase the average duration of the liability funding base;

➢	Maintaining a strong level of interest-free capital;

➢	Maintaining low operating expenses; and,

➢	Limiting investment in fixed assets and other non-earning assets, particularly by maintaining very strong credit quality.

Importantly, the Company’s current and future lending strategies include the sale of long-term fixed rate residential loans soon after origination, and a planned increase in balances of commercial real estate and commercial business loans, all of which provide interest rate risk benefits.

The Company analyzes sensitively to interest rates through use of certain simulation models, including the impact on net interest income of a shift in market interest rates. Based on the analysis as of December 31, 2015, over the next 12 months, the Company’s net interest income is projected to decline by 0.44% upon an instantaneous increase of 200 basis points. This indicates the Company’s net interest income may not be subject to significant changes in a rising rate environment. Further, FSB Community measures changes to the financial condition of the Company through an economic value of equity model. This model measures the changes in the fair value of assets and liabilities under various interest rate change scenarios. The analysis as of December 31, 2015 indicates that the Company’s economic value of equity (“EVE”) would decline by 52.8% pursuant to a 200 basis point increase in interest rates, and decrease by 26.8% pursuant to a 100 basis point increase in interest rates (see Exhibit I-6). The projected impact to the Company’s EVE suggests that the Company’s exposure to rising interest rates is relatively significant, while we believe a reduction in rates is highly unlikely given that short-term rates are near zero in the current environment.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s equity position will lessen the proportion of interest rate sensitive liabilities funding assets.

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Lending Activities and Strategy

Historically, the Company’s lending activities have been focused primarily on first position residential mortgage lending, originated both for portfolio and for sale. To a lesser extent, FSB Community has originated home equity lines of credit, residential construction loans, and multi-family, commercial mortgage and consumer loans. It is management’s intent to further diversify the loan portfolio in the coming years by increasing commercial real estate and commercial business lending through recently hired commercial loan officers. Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-7, I-8, and I-9. As of December 31, 2015, the components of the loan portfolio were as follows:

•	Permanent 1-4 family first mortgage loans secured by residential properties totaled $177.0 million, or 87.5% of total loans, thus comprising the majority of the loan portfolio;

•	Home equity lines of credit equaled $14.5 million, or 7.2% of total loans

•	Multi-family, commercial mortgage and commercial business loans totaled $9.5 million, or 4.7% of total loans;

•	Residential construction loans equaled $1.3 million, or 0.6% of total loans; and,

•	Consumer loans totaled $61,000, or 0.03% of total loans.

Residential Lending

As of December 31, 2015, the majority of the portfolio residential mortgage loans were fixed rate loans, although the Company originates both fixed rate and adjustable rate 1-4 family mortgage loans for portfolio and fixed rate loans for sale. The Company offers conforming and non-conforming fixed and adjustable rate loans with terms of up to 30 years and maximum loan amount generally of up to $750,000. Conforming loans are originated up to the maximum balance of $417,000 as allowed by government regulation. FSB Community also originates conforming “Jumbo” loans, which are underwritten in a similar manner as conforming loans at similar rates. Such loans are typically sold to firms that specialize in purchasing non-conforming loans. ARM loans are based on a 30 year amortization schedule and are generally hybrid loans with an initial period of fixed rates for either a 1, 3, 5 or 7 year period and subject to annual repricing thereafter, indexed to the one-year Constant Maturity Treasury Bill Index, plus a contractual margin or spread. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan.

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The Company requires private mortgage insurance (“PMI”) or additional collateral being required for loans in excess of an 80% LTV ratio. Generally, the Company makes loans in excess of an 80% LTV ratio only when secured by first liens on owner-occupied, 1-4-family residences. The majority of 1-4 family mortgage loans have been originated by the Company and are secured by residences in the local market area. Generally, the Company’s 1-4 family mortgage loans are secured by owner-occupied properties. As of December 31, 2015, there were no loans in portfolio classified as sub-prime or “Alt-A” loans.

Home Equity Lines of Credit

The second largest segment of the loan portfolio consists of home equity lines of credit (“HELOCs”), which equaled $14.5 million, or 7.2% of loans as of December 31, 2015. HELOCs are offered by FSB Community as part of the residential lending activities and provide interest rate risk and yield enhancement benefits. The Company offers such loans in the geographic footprint served by the branches, and currently these loans are sourced by the branch offices. The combined loan-to-value ratio (first and second mortgage) for HELOCs is generally limited to 90% of the appraised value of the property. HELOCs are originated with adjustable interest rates indexed to the prime rate. The Company also offers “interest only” loans, where the borrower pays interest for an initial period, after which the loan converts to an amortizing loan.

Multi-Family and Commercial Real Estate/Business Lending

As of December 31, 2015, multi-family and commercial real estate loans together equaled $9.5 million (4.7% of loans). Multi-family property loans totaled $5.1 million, and were secured by rental properties, all of which were located in the primary market area. Multi-family loans are offered with both fixed and adjustable rates with of amortization terms of up to 20 years and limited to a minimum 120% monthly debt service coverage ratio. These loans may be made in amounts of up to 70% of the appraised value of the property. Adjustable rate loans are generally indexed to the average yield on U.S. Treasury securities plus a margin (such as the five year FHLB advance rate), and are subject to periodic and lifetime limitations on interest rate changes. The Company’s largest multi-family loan as of December 31, 2015 had a principal balance of $1.1 million and was performing in accordance with the loan terms.

Commercial real estate loans totaled $3.5 million at December 31, 2015, and were secured by office buildings, mixed use properties, places of worship and other miscellaneous commercial properties, all of which were located in the primary market area. Commercial real

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estate loans are generally offered with adjustable rates with of amortization terms of up to 15 years and limited to a minimum 120% monthly debt service coverage ratio. These loans may be made in amounts of up to 80% of the appraised value of the property. The Company’s largest commercial real estate loan as of December 31, 2015 had a principal balance of $1.1 million and was performing in accordance with the loan terms. Loan terms generally consist of an interest rate tied to the five year FHLB advance rate plus a margin, with a five year adjustment period, a 10 year balloon period and a 20 year amortization schedule.

FSB Community also engages in a modest amount of commercial business lending, with such loans secured by selected business assets. As of December 31, 2015, commercial business loans totaled $853,000, with the largest loan having a balance of $420,000. Such loans are made to professionals and small businesses, including secured term loans and revolving lines of credit for working capital purposes with a maximum loan-to-value ratio of 70%. These loans are made with either adjustable or fixed rates of interest, with variable rates based on the prime rate plus a margin. Fixed rate loans are set at a margin above the comparable FHLB advance rate of a similar term.

As previously described, FSB Community has taken recent steps to increase its focus on multi-family and commercial lending, including the hiring of two commercial lenders over the past couple of years. It is the intent to expand balances of such loans over the near term future, given the generally higher yields and shorter amortization terms on these loans, along with the adjustable rate features and the ability to potentially obtain deposit account relationships with the borrowers. FSB Community’s objective is to provide a more diverse array of loan products to facilitate growth and the Company’s ability to compete. Future growth of the portfolio may also be dependent upon market demand and the ability of FSB Bancorp to add additional loan officers and supporting infrastructure.

Construction Loans

Construction lending is a somewhat limited component of the loan portfolio, totaling $1.3 million, or 0.6% of the loan portfolio as of December 31, 2015. The Company originates loans to finance the construction of residential dwellings through construction/permanent loans for the construction of 1-4 family homes to be occupied by the borrower. These construction loans tend to shorten the average duration of assets and support asset yields. Construction loans have not been a strategic emphasis for the Company and have primarily been offered as a convenience to existing customers.

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Non-Mortgage Lending

FSB Community engages in minimal activity in terms of other non-mortgage loans such as automobile, passbook and unsecured loans. Such loans equaled $61,000 as of December 31, 2015. These loans have remained at minimal balances over the past five years.

Origination, Purchasing, and Servicing of Loans

FSB Community conducts an active loan origination and sale operation, with loan originations performed in-house at the office locations and through the Company’s mortgage division’s four loan production offices. Residential mortgage loan originations come from a number of sources, including direct solicitation by the Company’s loan originators, advertising, referrals from customers, and personal contacts by the Company’s staff. The largest segment of the Company’s loan origination volume has historically consisted of 1-4 family residential mortgage loans consistent with the composition of the loan portfolio as previously discussed. Other significant loan origination volumes are concentrated in home equity lines of credit and construction loans. Originations of multi-family, commercial real estate and commercial business loans have been relatively minor in volume over the past five years.

The Company typically sells longer-term fixed rate residential loans to third party investors, such as M&T Bank and Franklin, preferring to retain the loan servicing function on local loans. Total loan originations have averaged $90.4 million over the past three years, and loan sales have averaged $46.6 million over the same time period. The Company has not engaged in loan purchases over the past five years, and currently has one loan participation in portfolio, consisting of a $1.1 million loan secured by a multi-family property.

Exhibit I-10 provides a summary of the Company’s lending activities over the past five fiscal years. Originations and purchases of 1-4 family first mortgage loans have continually dominated the Company’s lending activities.

Asset Quality

Historically, the Company’s credit quality measures have implied very limited credit risk exposure, given the focus on 1-4 family permanent mortgage lending and stringent underwriting. As of the end of the last five fiscal years, FSB Community has reported zero balances of OREO, accruing loans greater than 90 days delinquent and still accruing and other non-performing assets. NPAs over the time period indicated have consisted solely of non-accruing loans, ranging from a high of $325,000 at December 31, 2011 to a low of zero as of December 31, 2012 (see

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Exhibit I-11 for details with respect to the Company’s asset quality). Such NPAs have been secured only by residential properties.

The ratio of allowances to total loans has been maintained in the range of 0.29% to 0.40% of total loans over the past five fiscal years and there have been minimal chargeoffs. Given the low levels of NPAs, the reserve coverage ratios have been in excess of 100% (See Exhibit I-5 for details with respect to the Company’s valuation allowances and loan charge-offs).

The Company’s management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size, and composition of the loan portfolio, as well as other factors such as historical loss experience, industry trends, and local real estate market and economic conditions.

Funding Composition and Strategy

As of December 31, 2015, the Company’s deposits totaled $185.6 million. For fiscal year 2015, the average balance of the Company’s deposits was $177.0 million (see Exhibit I-12). Since fiscal 2013, certificates of deposit and interest-bearing checking accounts have provided for most of the growth in the deposit portfolio, as the Company’s deposit strategy has been to further build the deposit base within the existing five branch office network, focusing on core transaction accounts which provide low cost funds and help to enhance fee income. Overall, the average balance of deposits has fluctuated since fiscal year end 2013 and has increased by 5.8% over the last two fiscal years. For calendar year 2015, the Company’s average balance of CDs equaled $93.5 million (including IRA accounts), or 52.8% of the Company’s average deposit base for that time period. At December 31, 2015, jumbo CDs (balances of $100,000 or more) equaled $44.7 million, or 44% of total CDs. The Company does not hold any brokered CDs.

As of December 31, 2015, savings accounts totaled $27.3 million, which approximated 14.7% of the deposit portfolio. The remaining core accounts consisting of interest bearing and non-interest bearing checking accounts and money market accounts, totaling $56.8 million, or 30.6% of the deposit portfolio as of December 31, 2015.

Borrowings have been utilized primarily as a supplemental funding source to fund lending activities and liquidity. As of December 31, 2015, the Company’s borrowings totaled $46.1 million, equal to 18.0% of total assets, with such borrowings consisting of approximately 50% fixed rate FHLB advances and 50% as amortizing FHLB advances. The advances generally have terms-to-maturity of four to seven years, and carried a weighted average rate of 1.55% as of December

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31, 2015. Borrowed funds have been employed both as a liquidity management tool to bolster funds when deposits fall short of the Company’s requirements and also as an interest rate risk management tool. Exhibit I-13 provides details of the Company’s use of borrowed funds as of December 31, 2015.

Subsidiaries

Presently, the Bank is the only subsidiary of FSB Community. The Bank currently has one wholly-owned subsidiary, Fairport Wealth Management, which provides investment advisory services to Bank customers by providing annuities, insurance products and mutual funds. As of December 31, 2015, Fairport Savings’ investment in Fairport Wealth Management equaled $269,000, and fee income recognized during fiscal 2015 was $228,000.

Legal Proceedings

As of December 31, 2015, the Company is not currently involved in any litigation which is expected to have a material impact on the Company’s financial condition or operations.

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II. OPERATING ENVIRONMENT AND MARKET AREA

Introduction

Fairport Savings conducts operations from five banking office locations located in the cities of Fairport, Rochester and Webster, all of which are within Monroe County, New York beside the shores of Lake Ontario, along with four LPOs in Pittsford and Greece, New York (suburban Rochester), and in Buffalo and Watertown, New York. Monroe County is located in the northern tier of western New York, northeast of Buffalo and northwest of Syracuse, and is the center of the Rochester metropolitan statistical area representing one of the largest sources of economic activity in upstate New York. The headquarters office is located in the suburban city of Fairport and has the highest dollar amount of deposits of all the branch locations. The Bank considers Monroe County and the surrounding greater Rochester MSA to be the primary market area for depository activities, with a majority of the loans held in portfolio also secured by property in this area. Lending activities are further conducted from the Buffalo and Watertown LPOs. Exhibit II-1 provides information regarding the Bank’s office locations.

Monroe County’s original settlers utilized the land for farming and related agricultural products. Over the years, the county’s focus changed, with increasing emphasis on technology and industrial products, while still maintaining the agricultural focus. Waterways have always been vital to the progress of Monroe County, with the original Erie Canal going through Monroe County and the current accessibility to Lake Ontario providing additional access to other markets. From the early agricultural and farming activities, Monroe County was able to develop into a modern day industrial and high-tech county with substantial economic diversity into higher education, health care, services employment and employment in other economic sectors. The county is home to the headquarters for Bausch & Lomb and Paychex and to manufacturing facilities such as General Motors, Xerox and ITT Automotive.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the financial services industry and the economy as a whole. Since the end of the “great recession” in 2009, the national economy has recorded modest growth rates, in terms of gross domestic product (“GDP”), ranging from a low of 1.6% in calendar year 2011 to a high of 2.5% in calendar year 2010. GDP growth was 2.2% for calendar year 2015 and projected to equal 2.6% in 2016, indicating positive, yet modest growth

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for the US economy. As a result of the recession, 7.0 million jobs were lost as the economy shrank and consumers cut back on spending, causing a reduction in the need for many products and services. Total personal wealth declined notably due to the housing crisis and the drop in real estate values. The economy has recorded slow, but steady job growth since reaching a low in early 2010, with 7.2 million jobs added to the economy through the end of 2014, resulting in an all-time high in the number of jobs in the United States. Employment growth was particularly strong in calendar year 2015, with 2.49 million jobs created. As of December 31, 2015, the total civilian employment base totaled 149.9 million.

Reflecting the ongoing Federal Reserve policy of limiting inflation, since calendar year 2010 the national annualized inflation rate has ranged from a low of 1.47% in 2013 to a high of 3.16% for 2011. These figures are somewhat lower than longer term averages. The national inflation rate was 1.62% for 2014, and averaged 0.5% through the 12 months ended November 2015, indicating a continuation of the modest inflationary environment in the current year. Indicating a level of continued improvement, the national unemployment rate equaled 5.0% as of December 2015, a decline from 5.6% as of December 2014 and from 6.7% as of December 2013. The Federal Reserve has indicated that it will continue efforts to stimulate growth in the economy, through raising interest rates. The previous strategy of fiscal stimulus through the purchasing of housing related assets from the private sector has been ended. Higher interest rates are expected to remain a focus in order to support the stock market.

The major stock exchange indices have continued to record positive results since the end of the recession in 2009, with the Dow Jones Industrial Average (“DJIA”) recording increases in each year through 2013 and double digit increases in calendar years 2009 and 2013. Economic growth, along with improved corporate profits through increased efficiencies has resulted in the higher stock index values. There has been notable period-to-period volatility based on various internal and external (worldwide) events. Since reaching a low of 6,547 in the first quarter of 2009, the DJIA has increased by approximately 170%, while the other major stock indices have also increased substantially. As an indication of the changes in the nation’s stock markets over the last 12 months, on December 31, 2015, the DJIA closed at 17,425.03, a decrease of 2.3% from December 31, 2014, and the NASDAQ Composite Index closed at 5,007.41 an increase of 5.4% over the same time period. The S&P 500 closed at 2,043.94 on December 31, 2015, a decrease of 0.7% from December 31, 2014.

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Regarding factors that most directly impact the banking and financial services industries, the residential real estate industry has to a large extent recovered from the 2007-2009 housing crisis and recession. Following a relatively slow recovery through early 2012, since that time the number of housing foreclosures has remained modest, new and previously-owned home sales have increased, and residential housing prices have recorded double-digit increases in most metropolitan areas of the country. Home builders continue to report rising levels of activity for new home construction. The Mortgage Bankers Association (the “MBA”) predicts existing home sales in 2016 will increase by 5.0% from 2015 levels, and new home sales to increase by 17.0% in 2016 from levels in 2015. The MBA forecast also showed overall increases in the median sale prices for new and existing homes for 2016. Total mortgage production is forecasted to decline to $1.3 trillion in 2016 from $1.5 trillion in 2015. The commercial real estate market has also generally improved in terms of sales activity, lease terms and vacancy rates. However, recent market sentiment indicates that rising commercial real estate valuations coupled with low interest rates have created large demand for commercial real estate assets. As a result, regulators are watching the market closely as a recent Federal Reserve report highlighted the fact that valuation pressures in commercial real estate are rising as commercial property prices continue to increase rapidly. Other industry viewpoints include valuation expectations for the commercial real estate industry will be more moderate for 2016. The Sentiment Index, released by the Real Estate Roundtable, surveys commercial real estate executives on various market indicators. The results of this survey reflect that conditions are generally good, though there are concerns about global instability, rising interest rates, and the sense that growth opportunities may be getting harder to find at this stage in the cycle.

Based on the consensus outlook of nearly 63 economists surveyed by The Wall Street Journal in December 2015, the U.S. economy is poised for stronger growth in 2016, with GDP growth at 2.2% for yearend 2015, due to lower gas prices, a tighter job market and expectation of steady wage gains. The forecast reveals the U.S. economy should grow at a similar pace of 2.6% in 2016. Most of the economists expect that the unemployment rate will continue to steadily decline, from 5.0% in December 2015 to 4.8% by June 2016, and is forecasted to fall to 4.7% by the end of 2016, which would be the lowest jobless rate since April 2008. On average, the economists expect the Federal Reserve to further raise its target rate in first quarter of 2016, and forecast an increase in 10-year Treasury yield to 2.86% by the end of 2016. Inflation pressures were forecasted to remain below 2.1% through the end of 2016 and the price of oil was expected to level up to approximately $50 a barrel through the end of 2016.

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Interest Rate Environment

The Federal Reserve manages interest rates in order to promote economic growth and to avoid inflationary periods. The Fed has maintained a historically low interest rate environment since calendar year 2008 in reaction to the national recession and housing crisis and as an attempt to stimulate the housing market and overall economy. As of January 2009, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%. In February 2010, the Fed increased the discount rate to 0.75%, reflecting a slight change to monetary strategy. The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which decreased more than longer term rates, increasing the slope of the yield curve. The low interest rate environment has been maintained as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible. The strategy has achieved its goals, as borrowing costs for residential housing have been at historical lows, and the prime rate of interest remains at a low level.

As of December 31, 2015, one- and ten-year U.S. government bonds were yielding 0.65% and 2.27%, respectively, compared to 0.25% and 2.17% as of December 31, 2014. The overall low interest rates has had an unfavorable impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. In the last couple of years, asset yields have continued to decline, while material reductions in liability costs have ceased, resulting a gradual reduction in yield/cost spreads for many institutions. In addition, institutions who originate substantial volumes of prime-based loans have also given up yield as the prime rate declined from 5.00% as of June 30, 2008 to 3.25% as of December 31, 2008. This low interest rate environment, along with continued competition in the industry for quality loans, has placed downward pressure on net interest margins. However, most recently, the poor performance of the stock market contributed to interest rates edging lower ahead of the Federal Reserve’s mid-December meeting, which was followed by a spike up in interest rates as the Federal Reserve raised its federal funds target rate by 25 basis points as expected. Following the rate hike by the Federal Reserve, long-term Treasury yields stabilized through the second half of December. Exhibit II-2 presents information regarding historical interest rate trends.

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Market Area Demographic and Economic Characteristics

Fairport Savings’ future growth opportunities and financial strength largely depend on the growth in the local market area served. As presented in Table 2.1, the market area’s demographic trends have been examined to help analyze how the various market conditions could affect the Bank’s ability to realize franchise, balance sheet and earnings growth and increases in shareholder value. Fairport Savings operates within a relatively large metropolitan area that is experiencing slow growth rates in population and households. The Rochester MSA reported a total population of 1.1 million as of 2015, providing a large potential customer base for financial institutions. The population in Monroe County, the location of the city of Rochester (752,000 residents), has increased over the last five years at a 0.2% annual rate, and is projected to continue to increase at the same rate over the next six years. This represents a somewhat favorable statistic for financial institutions such as Fairport Savings, as the demand for personal financial services may likely be stable or slightly improve in the near term future. Such population growth rate is lower than the state of New York and the nation, indicating a relatively slow growth market area.

Similar to the population trends noted above, the number of households also recorded an increase in Monroe County from 2010 to 2015, with the growth rate of 0.4% reflecting a nationwide trend towards smaller household sizes. Households are also projected to increase at the same rate over the next five years. Monroe County’s changes in population and households were less favorable in comparison to the levels reported by the state of New York and the United States, however many upstate New York markets, like Monroe County, have experienced slow or minimal growth as younger residents have tended to leave these regions for larger metropolitan areas that have greater employment opportunities. The overall Rochester MSA reported the lowest household growth rates of all comparative areas. The population base in the Rochester MSA and more specifically Monroe County is also somewhat older than New York State and the nation, as these two area reported slightly lower proportions of residents between the ages of 0 and 14, and higher proportions of residents over 55 years of age, as compared to state and nationwide aggregates.

The Bank’s office locations are within the Rochester, New York metropolitan area, in suburban areas that generally display comparable levels of income as the nationwide average for housing and other purchases, and provides for per capita and median household income figures

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Table 2.1

FSB Community Bankshares, Inc.

Summary Demographic/Economic Data

	Year			Growth Rate
	2010	2015	2021	2010-2015	2015-2021
				(%)	(%)
Population (000)
USA	308,746	319,460	334,342	0.7%	0.8%
New York	19,378	19,764	20,275	0.4%	0.4%
Rochester MSA	1,080	1,084	1,093	0.1%	0.1%
Monroe, NY	744	752	760	0.2%	0.2%

Households (000)
USA	116,716	121,099	127,049	0.7%	0.8%
New York	7,318	7,502	7,731	0.5%	0.5%
Rochester MSA	430	437	445	0.3%	0.3%
Monroe, NY	300	307	313	0.4%	0.4%

Median Household Income ($)
USA	NA	53,706	59,865	NA	1.8%
New York	NA	59,568	64,255	NA	1.3%
Rochester MSA	NA	53,363	58,508	NA	1.5%
Monroe, NY	NA	52,658	59,159	NA	2.0%

Per Capita Income ($)
USA	NA	28,840	32,569	NA	2.0%
New York	NA	33,155	36,489	NA	1.6%
Rochester MSA	NA	28,947	32,788	NA	2.1%
Monroe, NY	NA	29,556	34,041	NA	2.4%

2015 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	19.1	27.2	26.3	17.6	9.8
New York	17.7	27.8	26.7	17.7	10.1
Rochester MSA	17.2	27.4	25.6	19.1	10.8
Monroe, NY	17.5	28.2	25.4	18.3	10.6

	Less Than	$25,000 to	$50,000 to
2015 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	23.5	23.9	29.8	22.8
New York	23.0	20.7	28.4	27.9
Rochester MSA	23.1	24.4	31.6	20.9
Monroe, NY	24.1	24.0	30.5	21.4

Source: SNL Financial, LC.

that are slightly less than statewide averages. Monroe County’s reported median household income and per capita income figures as of 2015 were 11.6% and 10.9% lower, respectively, than the statewide aggregates of $59,568 and $33,155. Household income distribution rates for 2015

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also indicate this relatively lower level of incomes in the market area. For example, 21.4% of the residents of Monroe County reported incomes in excess of $100,000, versus 27.9% for the state of New York and 22.8% for the nation. Annual growth in income through 2021 is projected to be higher in Monroe County versus the state and nation, providing some indication of an attractive market area in terms of deposit gathering and overall levels of banking activities.

Primary Market Area Employment Sectors

Table 2.2 provides an overview of employment by economic sector for the state of New York, the Rochester MSA and Monroe County. Employment in the Bank’s primary market area is similar to the MSA and the state of New York, with employment in services, wholesale/retail trade, finance, insurance and real estate and construction serving as the basis of the respective economies. In comparison to the statewide averages, Monroe County reported a higher level of employment in services, healthcare, manufacturing and agriculture. The county’s residents are employed by a wide variety of industries, making the income base of Monroe County residents somewhat more diversified. The employment base is thus not deemed to be overly dependent on a single economic sector.

Table 2.2

FSB Community Bankshares, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

		Rochester	Monroe
Employment Sector	NewYork	MSA	County
	(% of Total Employment)

Services	34.5%	34.7%	35.9%
Healthcare	4.9%	5.2%	5.7%
Government	3.1%	4.9%	3.2%
Wholesale/Retail Trade	28.1%	25.6%	25.8%
Finance/Insurance/Real Estate	10.2%	9.7%	10.3%
Manufacturing	3.4%	4.1%	4.2%
Construction	6.6%	7.2%	7.0%
Information	0.9%	0.7%	0.8%
Transportation/Utility	3.2%	2.8%	2.5%
Agriculture	1.7%	2.8%	2.0%
Other	3.4%	2.2%	2.5%
	100.0%	100.0%	100.0%

Source: SNL Financial, LC.

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Largest Market Area Employers

Table 2.3 below presents a list of the major employers in the Rochester MSA. As shown, the specific companies include various economic sectors such as health care, education, retail and technology. As noted above, a historical concentration in agricultural employment has experienced a long-term decline due to the advancement of technology and the competitiveness of the market. These economic sectors generally contain higher-income jobs that provide support for the local economy.

Table 2.3

FSB Community Bankshares, Inc.

Largest Private-Sector Employers in Greater Rochester, New York

Employer	Industry	# of Employees
University of Rochester	Education	20,340
Wegmans Food Markets Inc.	Supermarkets	13,976
Rochester General Health	Healthcare	7,600
Xerox Corp	Technology	6,116
Unity Health System	Healthcare	5,472
Eastman Kodak Co.	Research	5,129
Paychex Inc.	Human Resource	3,712
Lifetime Healthcare Cos. Inc.	Healthcare	3,584
Rochester Institute of Technology	Education	3,299
YMCA of Greater Rochester	Healthcare	2,732
JPMorgan Chase & Co.	Banking	1,560
Verizon Wireless, Inc.	Telecommunications	1,400

Source: Rochester Business Journal Book of Lists 2013, Hoover’s Database

Unemployment Trends

Recent unemployment data has also been examined as another indication of the economic environment within which the Company operates. As shown in Table 2.4, Monroe County reported an unemployment rate of 4.5% as of December 2015, which is slightly below the national average of 4.8% and the statewide average of 4.7%. The Rochester MSA unemployment rate was 4.6%. This data indicates that the Bank’s local market area is experiencing somewhat stronger demand for employees in its local economy. The unemployment rate is also impacted by the relatively slow growth in population (and labor force) within Monroe County. The data also shows that Monroe County’s unemployment rate has improved over the last 12 months, similar to nationwide, state, and metropolitan area trends.

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Table 2.4

FSB Community Bankshares, Inc.

Unemployment Trends

	Unemployment Rate
Region	Dec. 2014	Dec. 2015	Change

USA	5.4%	4.8%	-0.6%
New York	5.6%	4.7%	-0.9%
Rochester, NY MSA	5.3%	4.6%	-0.7%
Monroe, NY	5.1%	4.5%	-0.6%

Source: U.S. Bureau of Labor Statistics.

Deposit Market Share

Table 2.5 displays deposit market trends and deposit market share, respectively, for commercial banks and savings institutions for the state of New York, the Rochester MSA and the Bank’s market area of Monroe County from June 30, 2010 to June 30, 2015. Deposit growth trends are important indicators of a market area’s current and future prospects for growth. New York State’s deposits increased at an annualized rate of 10.4% over the five year time period shown in Table 2.5, with commercial banks increasing deposits at an annual rate of 11.7%, while savings and loan associations recorded an annual decline of 5.4%, primarily due to the acquisition of certain savings institutions by commercial banks. Commercial banks dominate the deposit market in New York, and as of June 30, 2015, commercial banks held a market share of 95.4% of total bank and thrift deposits. Rochester MSA deposits grew at a notably slower rate of 2.9% over the five year time period, indicating a less robust environment for financial institutions.

Within Monroe County, the table indicates that total deposits from 2010 to 2015 increased at an annual rate of 3.2%. The specific data indicated that most competitors in the county experienced increases in deposits over the five year period, indicating a level of strength to the general economic, demographic and banking environment. Fairport Savings recorded an increase in deposits at an annual rate of 1.3%, while savings institutions overall recorded a decline of 5.3% in the same time period. Such decline was due primarily to a less competitive deposit position taken in the marketplace by Northwest Savings Bank. As of June 30, 2015, the Bank’s deposit market share of total Monroe County deposits was 1.4%, a decline from 1.6% as of June 30, 2010.

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Table 2.5

FSB Community Bankshares, Inc.

Deposit Summary

	As of June 30,
	2010			2015			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2010-2015
	(Dollars in Thousands)						(%)

New York	$842,716,722	100.0%	5,471	$1,381,890,802	100.0%	5,270	10.4%
Commercial Banks	759,691,112	90.1%	4,526	1,318,959,845	95.4%	4,558	11.7%
Savings Institutions	83,025,610	9.9%	945	62,930,957	4.6%	712	-5.4%

Rochester, NY MSA	$14,358,006	100.0%	283	$16,553,958	100.0%	258	2.9%
Commercial Banks	13,916,704	96.9%	267	16,183,948	97.8%	244	3.1%
Savings Institutions	441,302	3.1%	16	370,010	2.2%	14	-3.5%

Monroe, NY	$10,594,003	100.0%	188	$12,398,585	100.0%	171	3.2%
Commercial Banks	10,238,692	96.6%	178	12,128,369	97.8%	161	3.4%
Savings Institutions	355,311	3.4%	10	270,216	2.2%	10	-5.3%
FSB Cmty Bankshares Inc. (MHC)	166,853	1.6%	4	177,683	1.4%	5	1.3%

Source: FDIC.

Fairport Savings’ deposit market share figure is representative of the overall size of the deposit base in Monroe County and the Bank’s overall size. While future deposit gains and market share gains may be likely given the low current market share, the competitive environment has proven to be significant. The Bank’s ability to raise deposits is also impacted by the number of office locations and its relative equity position.

Competition

The competitive environment for financial institution products and services on a national, regional and local level can be expected to become even more competitive in the future. Consolidation in the bank, thrift and credit union industries provides economies of scale to the larger institutions, while the increased presence of investment options provides consumers with attractive investment alternatives to financial institutions.

Competition among financial institutions in the market area is significant. Among the Bank’s competitors are much larger and more diversified institutions, which have greater resources and offer more products and services than maintained by the Company. Financial institution competitors in the Bank’s market area include commercial banks, including banks with a national and regional presence. There are also a number of smaller community based banks that pursue similar operating strategies as the Company. In addition, credit unions are active in the market area, particularly in consumer based lending products. From a competitive standpoint,

RP® Financial, LC.	OPERATING ENVIRONMENT AND MARKET AREA
Page II.11

Fairport Savings benefits from its status of a locally-owned financial institution, longstanding customer relationships, and continued efforts to offer competitive products and services. However, competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as additional non-bank investment options for consumers become available. There were 15 banks and savings institutions operating in Monroe County as of June 30, 2015.

Table 2.6 lists the Bank’s largest deposit competitors in Monroe County, based on deposit market share as noted parenthetically. Fairport Savings maintains the 8th largest deposit market share in Monroe County, indicating a somewhat less competitive position in the marketplace based on a deposit market share of 1.4%.

Table 2.6

FSB Community Bankshares, Inc.

Market Area Deposit Competitors

		Market
Location	Name	Share	Rank
		(06/30/2015)

Monroe County, NY	M&T Bank Corp.	31.89%	1
	KeyCorp	17.77%	2
	JPMorgan Chase & Co.	16.79%	3
	Citizens Financial Group Inc.	11.21%	4
	Canandaigua National Corp.	7.86%	5
	Bank of American Corp.	6.05%	6
	Fairport Savings Bank	1.43%	8 of 15

Source: SNL Financial, LC., Data as of June 30, 2015.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of FSB Community’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation of FSB Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments to account for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to FSB Community, individually or as a whole, key areas examined for differences to determine if valuation adjustments are appropriate were in the following areas: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and, effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than “non-listed thrifts” i.e., those listed on the Over-the-Counter Bulletin Boards, as well as those that are non-publicly traded and closely-held. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies, and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. We typically exclude those that were converted less than one year as their financial results do not reflect a full year of reinvestment benefit and since the stock trading activity is not seasoned. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group should be comprised of locally or regionally-based institutions with relatively comparable resources, strategies and financial characteristics. There are 89 publicly-traded thrift institutions nationally, which includes 7 publicly-traded MHCs. Given the limited number of public full stock thrifts, it is typically the case that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

To the extent that key differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for such key differences. Since FSB Bancorp will be a full stock public company upon completion of the offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group.

From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of FSB Community. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•	Screen #1: Mid-Atlantic institutions with assets less than $750 million. Five companies met this criteria and all were included in the Peer Group.

•	Screen #2: Institutions in other regions with assets less than $400 million. Seven companies met this criteria and all were included in the Peer Group.

Table 3.1 shows the general characteristics of each of the 12 Peer Group companies and Exhibit III-2 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and FSB Community, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of FSB Community’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies is detailed below.

•	Anchor Bancorp of WA (“ANCB”) operates from 10 offices in western region of the state of Washington. ANCB’s asset composition reflects a high level of BOLI investment and a loan portfolio more diversified into multi-family and commercial real estate lending than the Peer Group as a whole. ANCB had a tangible equity ratio slightly higher than the Peer Group average. Risk weighted assets (“RWA”) to total assets were higher than the Peer Group because of the more diversified loan portfolio. ANCB’s asset quality ratios were generally less favorable than the Peer Group as a whole and earnings were at the lower end of the Peer Group range. At December 31, 2015, ANCB had total assets of $399 million and a tangible equity-to-assets ratio of 15.8%. For the 12 months ended December 31, 2015, ANCB reported earnings of 0.26% of average assets, which is below the Peer Group average, while core earnings of 0.32% of average assets were also lower than the Peer Group. ANCB had a market capitalization of $57 million at February 26, 2016.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of December 31, 2015 or The Most Recent Date Available

										As of
										February 26, 2016
							Total		Fiscal	Stock	Market
Ticker	Financial Institution	Exchange	Industry	Region	City	State	Assets	Offices	Mth End	Price	Value
							($Mil)			($)	($Mil)

ANCB	Anchor Bancorp	NASDAQ	Thrift	WE	Lacey	WA	$399	10	Jun	$22.61	$57.01
BYBK	Bay Bancorp, Inc.	NASDAQ	Thrift	MA	Columbia	MD	$491	13	Dec	$4.89	$54.02
CFBK	Central Federal Corporation	NASDAQ	Thrift	MW	Worthington	OH	$331	4	Dec	$1.35	$21.65
EQFN	Equitable Financial Corp.	NASDAQ	Thrift	MW	Grand Island	NE	$223	6	Jun	$8.50	$29.56
GTWN	Georgetown Bancorp, Inc.	NASDAQ	Thrift	NE	Georgetown	MA	$296	3	Dec	$19.35	$35.38
HBK	Hamilton Bancorp, Inc.	NASDAQ	Thrift	MA	Towson	MD	$368	5	Mar	$13.75	$47.00
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQ	Thrift	SW	Shreveport	LA	$361	6	Jun	$22.14	$44.36
MELR	Melrose Bancorp, Inc.	NASDAQ	Thrift	NE	Melrose	MA	$224	1	Dec	$15.00	$42.44
PBHC	Pathfinder Bancorp, Inc.	NASDAQ	Thrift	MA	Oswego	NY	$623	18	Dec	$12.00	$52.24
PBIP	Prudential Bancorp, Inc.	NASDAQ	Thrift	MA	Philadelphia	PA	$523	7	Sep	$15.72	$129.54
WBKC	Wolverine Bancorp, Inc.	NASDAQ	Thrift	MW	Midland	MI	$344	3	Dec	$25.50	$55.58
WVFC	WVS Financial Corp.	NASDAQ	Thrift	MA	Pittsburgh	PA	$330	6	Jun	$11.39	$23.23

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•	Bay Bancorp, Inc. of MD (“BYBK”) operates through 13 banking offices throughout central Maryland. BYBK’s asset composition reflects a high proportion of loans and funding primarily through deposits, with a higher ratio of borrowings as a funding source than the Peer Group. Lending operations were more heavily focused on CRE loans in comparison to the Peer Group median, which translated into a RWA to assets ratio at the upper end of the Peer Group range. BYBK recorded asset quality ratios less favorable than the Peer Group in terms of the level of NPAs and reserve coverage ratios. BYBK’s earnings were comparatively close to the Peer Group average and median a strong net interest income ratio but higher operating expenses. At December 31, 2015, BYBK had total assets of $491 million and a tangible equity-to-assets ratio of 13.3%. For the 12 months ended December 31, 2015, BYBK reported earnings of 0.40% of average assets and core earnings of 0.48% of average assets. BYBK had a market capitalization of $54 million at February 26, 2016.

•	Central Federal Corporation of OH (“CFBK”) operates through 4 banking offices in northeastern and central Ohio. CFBK’s balance sheet reflects a greater investment in loans receivable and lower borrowed funds in comparison to the Peer Group averages and medians. CFBK maintains a diversified loan portfolio with levels of commercial business, CRE and construction loans exceeding the Peer Group averages. Moreover, while the proportion of 1-4 family mortgage loans is relatively modest, CFBK maintains a minimal investment in MBS compared to the Peer Group average and median. The risk-weighted assets-to-assets ratio was the highest of all Peer Group members. CFBK’s asset quality ratios were mostly unfavorable in comparison to the Peer Group, while the reserve coverage ratios were more favorable. At September 30, 2015, CFBK reported total assets of $331 million and a tangible equity-to-assets ratio of 10.6%. For the 12 months ended September 30, 2015, CFBK reported earnings of 0.42% of average assets and core earnings of the same figure, slightly lower than the Peer Group. CFBK had a market capitalization of $22 million at February 26, 2016.

•	Equitable Financial Corp. of NE (“EQFN”) is the smallest company in the Peer Group, in terms of total assets ($223 million), and operates through a total of four banking offices in eastern, central and western Nebraska. In comparison to the Peer Group, EQFN’s asset composition reflected a higher proportion of loans and lower investment securities, while EQFN’s funding composition was less dependent upon borrowings in comparison to the Peer Group aggregates. Lending operations were more heavily focused on commercial real estate and commercial business in comparison to the Peer Group averages and medians. EQFN’s risk-weighted assets-to-assets ratio was thus among the highest of the Peer Group. EQFN’s NPAs/assets ratio was slightly higher than the Peer Group average and median, while other asset quality metrics were less favorable than the Peer Group averages. EQFN’s earnings were above the average and median of the Peer Group, supported by its strong net interest income ratio and higher non-interest income. At December 31, 2015, EQFN reported total assets of $223 million and a tangible equity-to-assets ratio of 15.9%. For the 12 months ended December 31, 2015, EQFN reported earnings equal to 0.61% of average assets and core earnings of the same amount. EQFN’s market capitalization was $30 million as of February 26, 2016.

•	Georgetown Bancorp, Inc. of MA (“GTWN”) operates from 3 offices in northern region of Massachusetts. GTWN’s asset composition reflects a high level of investment in loans receivable and loan portfolio with a greater concentration in 1-4 family loans and MBS than the Peer Group averages and medians. GTWN maintained the second highest level

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

of funding with borrowed funds of all Peer Group members. GTWN’s loan portfolio is also more diversified into multi-family lending than the Peer Group as a whole. GTWN reported a tangible equity ratio lower than the Peer Group average. Risk weighted assets (“RWA”) to total assets were higher than the Peer Group because of the greater concentration of loans on the balance sheet. GTWN’s asset quality ratios were more favorable than the Peer Group averages and medians and earnings were at higher than the Peer Group average. At December 31, 2015, GTWN had total assets of $296 million and a tangible equity-to-assets ratio of 10.8%. For the 12 months ended December 31, 2015, GTWN reported earnings of 0.55% of average assets, which is above the Peer Group average, while core earnings were identical at 0.55% of average assets. GTWN had a market capitalization of $35 million at February 26, 2016.

•	Hamilton Bancorp, Inc. of MD (“HBK”) operates in the northcentral portion of the state of Maryland through 5 banking offices. HBK’s asset composition reflects a higher proportion of cash and investments in comparison to the Peer Group average and a much lower proportion of loans as a percent of assets. Funding composition is relatively similar to the Peer group medians. Lending operations were less focused on all applicable loan types examined than Peer Group averages and medians, with the exception of consumer lending, which translated into a RWA assets-to-assets ratio that was below the Peer Group average and median. HBK recorded a NPAs/assets ratios in line with the Peer Group median, and reserve coverage ratios were less favorable than Peer Group averages and medians. HBK’s was one of two Peer Group companies to record a net loss for the most recent 12 month period, with earnings negatively affected by a lower net interest income ratio that the Peer Group average and median and the greatest non-operating loss of all Peer Group members. At December 31, 2015, HBK had total assets of $368 million and a tangible equity-to-assets ratio of 14.5%. For the 12 months ended December 31, 2015, HBK reported a net loss of 0.11% of average assets and a core net loss of 0.02% of average assets. HBK had a market capitalization of $47 million at February 26, 2016.

•	Home Federal Bancorp, Inc. of LA (“HFBL”) operates through 6 banking offices in and around Shreveport, Louisiana. HFBL’s balance sheet reflects a similar investment in loans receivable and higher investment in deposits and borrowed funds in comparison to the Peer Group medians. HFBL maintains a greater level of investment in 1-4 family loans and MBS in comparison to the Peer group averages and medians, and higher investment in construction loans than the Peer Group. Investment in multifamily and commercial business loans also excess Peer Group medians. The risk-weighted assets-to-assets ratio was somewhat lower than the Peer Group average and median. HFBL’s asset quality ratios were among the most favorable of all Peer Group members and much more favorable than Peer Group averages and medians. At December 31, 2015, HFBL reported total assets of $361 million and a tangible equity-to-assets ratio of 11.9%. For the 12 months ended December 31, 2015, HFBL reported earnings of 0.91% of average assets and core earnings of the same figure, among the highest of the Peer Group range. HFBL had a market capitalization of $44 million at February 26, 2016.

•	Melrose Bancorp, Inc. of MA (“MELR”) is among the smallest of the Peer Group companies, in terms of total assets ($224 million), and operates through a single office location in eastern Massachusetts. In comparison to the Peer Group, MELR’s asset composition reflected a lower proportion of loans and higher proportion of investment securities, while MELR’s funding composition was less dependent upon borrowings in comparison to the Peer Group aggregates. MELR reported an equity/assets ratio at the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

upper end of the Peer Group range. MELR recorded the highest proportion of 1-4 family residential loans as a percent of assets of all Peer Group companies, and among the lowest proportions of loan diversification of all Peer Group companies. As a result, MELR’s risk-weighted assets-to-assets ratio was at the lower end of the Peer Group range. MELR’s NPAs/assets ratios were all notably more favorable than the Peer Group averages and medians and at the upper end of the Peer Group ranges. MELR was one of two Peer Group companies to record a net loss for the most recent 12 month period, with the loss impacted by a net interest income ratio and non-interest income ratio at the lower end of the Peer Group ranges, which did not offset an operating expense ratio at the lower end of the Peer Group range. At September 30, 2015, MELR reported total assets of $224 million and a tangible equity-to-assets ratio of 20.5%. For the 12 months ended September 30, 2015, MELR reported a net loss of 0.09% of average assets and a core earnings figure of breakeven. MELR’s market capitalization was $42 million as of February 26, 2016.

•	Pathfinder Bancorp, Inc. of NY (“PBHC”) operates from 18 offices in central upstate New York. PBHC’s asset composition reflects a lower level of loans and higher level of investment securities than the Peer Group averages and medians and a loan portfolio composition that is generally in line with the Peer Group averages and medians, with the exception of a higher concentration in commercial business loans. PBHC reported a tangible equity ratio at the lower end of the Peer Group range. The risk weighted assets (“RWA”) to total assets ratio was similar to the Peer Group median. PBHC’s asset quality ratios were generally in line with or somewhat more favorable than the Peer Group as a whole and earnings were slightly above the Peer Group average and median. At December 31, 2015, PBHC reported total assets of $623 million and a tangible equity-to-assets ratio of 10.7%. For the 12 months ended December 31, 2015, PBHC reported earnings of 0.49% of average assets, which is below the Peer Group average, while core earnings of 0.42% of average assets were in line with the Peer Group average and median. PBHC had a market capitalization of $52 million at February 26, 2016.

•	Prudential Bancorp, Inc. of PA (“PBIP”) operates through 7 banking offices in or near Philadelphia, Pennsylvania. PBIP’s asset composition reflects a lower proportion of loans and a higher proportion of cash and investments than the Peer Group averages and medians. Funding levels with deposits is lower than the Peer Group average, while the ratio of borrowings is similar to the Peer Group median. Lending operations were more heavily focused on 1-4 family residential loans and MBS than the Peer Group average and medians, while investment in CRE and commercial business loans were at the lower end of the Peer Group range. As a result, these investment percentages translated into a RWA-to-assets ratio was the lowest of all Peer Group members. PBIP recorded asset quality ratios less favorable than the Peer Group in terms of the level of NPAs and reserve coverage ratios, and such ratios were among the most unfavorable of all Peer Group members. PBIP’s earnings were comparatively close to the Peer Group average and median reflecting a low net interest income ratio, lower operating expenses and higher non-operating gains than the Peer Group as a whole. At December 31, 2015, PBIP had total assets of $523 million and a tangible equity-to-assets ratio of 22.2%. For the 12 months ended December 31, 2015, PBIP reported earnings of 0.43% of average assets and core earnings of 0.16% of average assets. PBIP had a market capitalization of $130 million at February 26, 2016.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

•	Wolverine Bancorp, Inc. of MI (“WBKC”) operates through 3 banking offices in central Michigan. WBKC’s balance sheet reflects a greater investment in loans receivable and higher borrowed funds in comparison to the Peer Group averages and medians. WBKC maintains a diversified loan portfolio with levels of CRE, multi-family and construction loans exceeding the Peer Group averages and medians. Moreover, while the proportion of 1-4 family mortgage loans is relatively modest, WBKC maintains a minimal investment in MBS compared to the Peer Group average and median. The risk-weighted assets-to-assets ratio was at the upper end of the range of the Peer Group members. CFBK’s asset quality ratios were in general unfavorable in comparison to the Peer Group averages and medians, while the reserve coverage ratios were more favorable. At December 31, 2015, WBKC reported total assets of $344 million and a tangible equity-to-assets ratio of 18.2%. For the 12 months ended September 30, 2015, WBKC reported earnings of 1.02% of average assets and core earnings of 0.88% of average assets, representing the highest figures of all Peer Group members. WBKC had a market capitalization of $56 million at February 26, 2016.

•	WVS Financial Corp. of PA (“WVFC”) operates through a total of six banking offices in western Pennsylvania. In comparison to the Peer Group, WVFC’s asset composition is heavily weighted to cash and investment securities, with WVFC maintaining the lowest investment in loans of all Peer Group members. The funding composition reflected the highest level of borrowings in comparison to the Peer Group aggregates. The minimal lending operations were all less than Peer Group averages and medians, with minimal non-residential mortgage and non-mortgage loans. WVFC’s risk-weighted assets-to-assets ratio was thus among the lowest of the Peer Group. WVFC’s NPAs/assets ratio was well below the Peer Group average and median, while other asset quality metrics, including reserve coverage ratios, were more favorable than the Peer Group averages. WVFC’s earnings were equal to the Peer Group median, supported by its low operating expense ratio, which was offset by the low net interest income ratio in comparison to the Peer Group averages and medians. At December 31, 2015, WVFC reported total assets of $330 million and a tangible equity-to-assets ratio of 9.8%. For the 12 months ended December 31, 2015, WVFC reported earnings equal to 0.43% of average assets and core earnings of 0.42% of average assets. WVFC’s market capitalization was $23 million as of February 26, 2016.

In the aggregate, the Peer Group companies maintain a higher tangible equity level, in comparison to the industry median (14.07% of assets versus 11.31% for all non-MHC public companies) and generate a lower level of core profitability (0.42% of average assets for the Peer Group versus 0.66% for all non-MHC public companies). The Peer Group also reported a lower core ROE than the industry median (3.77% for the Peer Group versus 5.21% for all non-MHC public companies). Overall, the Peer Group’s pricing ratios were at a slight discount to all full stock publicly traded thrift institutions on a P/TB basis.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

	All Non-MHC		Peer
	Public-Thrifts		Group

Financial Characteristics (Medians)

Assets ($Mil)	$1,005		$352
Market Capitalization ($Mil)	$123		$46
Tangible Equity/Assets (%)	11.37%		13.89%
Core Return on Average Assets (%)	0.65%		0.42%
Core Return on Average Equity (%)	5.22%		3.77%

Pricing Ratios (Medians)(1)
Price/Core Earnings (x)	17.57	x	21.69	x
Price/Tangible Book (%)	107.62%		90.00%
Price/Assets (%)	12.74%		12.63%

(1) Based on market prices as of February 26, 2016.

The thrifts selected for the Peer Group were relatively comparable to FSB Community in terms of all of the selection criteria and are considered the “best fit” group. While there are many similarities between FSB Community and the Peer Group on average, there are some notable differences that lead to the valuation adjustments discussed herein. The following comparative analysis highlights key similarities and differences between FSB Community and the Peer Group.

Financial Condition

Table 3.2 shows comparative balance sheet measures for FSB Community and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined previously. The Company’s ratios reflect balances as of December 31, 2015, while the Peer Group’s ratios reflect balances as of December 31, 2015, or the most recent date available. On a reported and tangible basis, FSB Community’s equity-to-assets ratio and tangible equity to assets ratio of 8.51% were below the Peer Group’s median equity/assets and tangible equity/assets ratios of 14.81% and 13.89%, respectively. The slightly lower differential in the tangible equity ratios reflects the modest level of goodwill and other intangible assets maintained by the Peer Group (0.0% for FSB Community and 0.3% for the Peer Group average).

The Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity and tangible equity ratio that will be closer to, but remain lower than, the Peer Group’s ratios. The Company’s pro forma equity/assets ratio is expected to be in the range of 10% to 11.5%. The increase in FSB Community’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2015 or the Most Recent Date Available

				Balance Sheet as a Percent of Assets
				Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible
				Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity

Fairport SB			NY	2.40%	13.79%	1.42%	80.42%	72.54%	18.02%	0.00%	8.51%	0.00%	8.51%
December 31, 2015

All Public Companies
Averages				5.21%	17.09%	1.93%	72.01%	73.17%	12.35%	0.42%	13.26%	0.66%	12.55%
Medians				3.97%	14.09%	1.90%	73.58%	73.70%	11.68%	0.00%	11.86%	0.02%	11.41%

Comparable Group
Averages				5.35%	18.59%	1.79%	71.44%	73.68%	10.33%	0.33%	14.77%	0.27%	14.51%
Medians				6.48%	9.87%	1.59%	77.13%	77.14%	6.76%	0.00%	14.81%	0.00%	13.89%

Comparable Group
ANCB	Anchor Bancorp		WA	3.15%	8.55%	4.82%	77.99%	75.79%	6.88%	0.00%	15.84%	0.00%	15.84%
BYBK	Bay Bancorp, Inc.		MD	7.01%	7.72%	1.14%	80.69%	74.81%	10.65%	0.00%	13.78%	0.53%	13.25%
CFBK	Central Federal Corporation	(2)	OH	6.21%	4.08%	1.44%	85.72%	82.61%	4.37%	1.56%	10.60%	0.00%	10.60%
EQFN	Equitable Financial Corp.		NE	9.32%	0.82%	0.00%	85.09%	83.52%	0.00%	0.00%	15.86%	0.00%	15.86%
GTWN	Georgetown Bancorp, Inc.		MA	2.62%	8.48%	1.07%	85.77%	70.15%	17.09%	0.00%	10.77%	0.00%	10.77%
HBK	Hamilton Bancorp, Inc.		MD	7.93%	24.30%	3.43%	61.45%	78.49%	4.57%	0.00%	16.47%	1.93%	14.53%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	6.75%	11.20%	1.79%	76.26%	80.03%	7.70%	0.00%	11.86%	0.00%	11.86%
MELR	Melrose Bancorp, Inc.	(2)	MA	9.02%	20.38%	2.30%	67.44%	79.19%	0.00%	0.00%	20.53%	0.00%	20.53%
PBHC	Pathfinder Bancorp, Inc.		NY	2.86%	23.62%	1.75%	68.15%	78.67%	6.63%	2.41%	11.43%	0.76%	10.67%
PBIP	Prudential Bancorp, Inc.		PA	1.10%	33.61%	2.45%	61.57%	70.89%	6.10%	0.00%	22.18%	0.00%	22.18%
WBKC	Wolverine Bancorp, Inc.		MI	7.21%	0.93%	0.00%	89.65%	67.18%	13.67%	0.00%	18.18%	0.00%	18.18%
WVFC	WVS Financial Corp.		PA	0.98%	79.40%	1.31%	17.49%	42.81%	46.29%	0.00%	9.78%	0.00%	9.78%

				Balance Sheet Annual Growth Rates							Regulatory Capital
					MBS, Cash &			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
				Assets	Investments	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital

Fairport SB			NY	3.90%	-10.26%	7.26%	5.85%	-3.82%	2.62%	2.62%	7.85%	14.53%	15.12%
December 31, 2015

All Public Companies
Averages				11.76%	1.39%	16.05%	10.87%	18.93%	11.98%	9.06%	13.67%	21.64%	22.16%
Medians				7.90%	-1.89%	12.10%	8.19%	9.89%	2.24%	3.13%	11.87%	18.01%	18.42%

Comparable Group
Averages				8.25%	-7.84%	15.89%	7.17%	4.50%	16.04%	13.39%	13.52%	19.71%	20.73%
Medians				6.78%	-7.04%	11.49%	6.94%	-3.66%	1.65%	2.49%	12.36%	18.01%	19.00%

Comparable Group
ANCB	Anchor Bancorp		WA	5.82%	-18.32%	12.65%	1.32%	173.63%	0.93%	17.96%	15.80%	17.70%	18.80%
BYBK	Bay Bancorp, Inc.		MD	2.34%	-4.63%	-0.67%	-5.26%	136.12%	1.56%	4.22%	13.75%	16.14%	16.58%
CFBK	Central Federal Corporation	(2)	OH	7.74%	-16.83%	11.84%	9.11%	0.00%	2.24%	1.79%	11.12%	12.40%	13.67%
EQFN	Equitable Financial Corp.		NE	12.92%	3.51%	14.85%	12.95%	-100.00%	75.53%	75.53%	11.70%	13.50%	14.80%
GTWN	Georgetown Bancorp, Inc.		MA	9.26%	-0.33%	9.34%	13.91%	-7.33%	3.86%	4.86%	9.97%	13.22%	14.31%
HBK	Hamilton Bancorp, Inc.		MD	27.58%	-10.43%	52.05%	29.13%	0.00%	0.39%	-4.29%	12.60%	18.73%	19.60%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	4.24%	5.01%	1.99%	14.30%	-43.32%	-1.07%	3.19%	12.11%	18.32%	19.42%
MELR	Melrose Bancorp, Inc.	(2)	MA	5.12%	-9.44%	13.99%	-6.80%	0.00%	112.27%	0.98%	14.86%	24.37%	25.43%
PBHC	Pathfinder Bancorp, Inc.		NY	11.09%	-1.91%	11.13%	17.99%	-21.00%	2.93%	62.71%	10.23%	15.41%	16.70%
PBIP	Prudential Bancorp, Inc.		PA	-0.82%	-16.06%	-3.12%	-5.32%	-100.00%	-9.52%	-9.60%	22.98%	46.78%	48.00%
WBKC	Wolverine Bancorp, Inc.		MI	1.55%	-22.78%	4.36%	4.78%	-11.32%	1.74%	1.61%	17.10%	20.94%	22.22%
WVFC	WVS Financial Corp.		PA	12.12%	-1.88%	62.23%	-0.06%	27.23%	1.57%	1.68%	10.00%	19.00%	19.20%

(1) Includes loans held for sale.

(2) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity results. Both FSB Community’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements. On a pro forma basis, the Company’s regulatory surpluses will become more significant. Additionally, the ability to leverage the increased equity and improve the ROE will be dependent upon the ability of the Company to execute a business plan focused on balance sheet and earnings growth.

The interest-earning asset compositions for the Company and the Peer Group contained some differences. The Company’s loans-to-assets ratio of 80.42% was somewhat higher than the comparable median Peer Group ratio of 77.13%, indicating a slight advantage for the Company as loans represent higher yielding assets than investment securities. At the same time, FSB Community’s level of cash and investments, equal to 16.19% of assets was lower than the comparable Peer Group average and median of 23.94% and 16.35%. FSB Community intends to continue to expand the loan portfolio following completion of the Second Step Conversion. FSB Community also reported investment in BOLI of 1.42% of assets, similar to the 1.59% median ratio for the Peer Group. Overall, FSB Community’s interest-earning assets (inclusive of BOLI) amounted to 98.03% of assets, which was slightly above the Peer Group’s average ratio of 97.17%. On a pro forma basis, immediately following the Second-Step Conversion, a portion of the proceeds will initially be invested into shorter-term investment securities, increasing the relative proportion of cash and investments for the Company in comparison to the Peer Group over the short term, pending longer term deployment into higher yielding loans. Furthermore, the IEA advantage for the Company will strengthen.

FSB Community’s funding composition reflected a lower level of deposits and a greater reliance on borrowings as a supplemental funding source than the Peer Group. Total interest-bearing liabilities maintained by the Company and the Peer Group average, as a percent of assets, equaled 90.56% and 84.34%, respectively. Following the increase in equity provided by the net proceeds of the stock offering, the Company’s ratio of interest-bearing liabilities as a percent of assets will likely be more in line with the Peer Group’s ratio. A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 108.3% and 115.2%, respectively. The additional equity realized from stock proceeds will serve to strengthen FSB Community’s IEA/IBL ratio in comparison to the Peer Group ratio, as the increase in equity provided by the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

infusion of stock proceeds will lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, with growth rates for FSB Community based on the fiscal year ended December 31, 2015 and the Peer Group based on annual growth rates for the 12 months ended December 31, 2015, or most recent date available. FSB Community recorded modest asset growth of 3.90% compared to median asset growth of 6.78% for the Peer Group. Within the Company’s asset base, cash and investments decreased at an annual rate of 10.26%, offset by a 7.26% increase in loans, as FSB Community’s asset growth was funded primarily by the increase in loans. The Peer Group’s asset base also recorded a decline in cash and investments and growth in loans over the 12 month period.

Asset growth for FSB Community was funded primarily by increases in deposits, which increased by 5.9% over the 12 months ended December 31, 2015, while borrowings decreased 3.8% over the corresponding timeframe. On the other hand, the Peer Group’s asset growth was funded with growth in deposits (6.9% growth based on the median), as borrowings declined by 3.7%. Reflecting recent profitability and the impact of changes in the market value adjustment for securities held as “available for sale” resulted in a net increase in equity at a 2.62% annual rate over the last fiscal year for FSB Community, versus a lower 1.65% increase in equity balances for the Peer Group. The increase in equity realized from stock proceeds will likely depress the Company’s equity growth rate initially following the stock offering.

Income and Expense Components

Table 3.3 shows comparative income statement measures for FSB Community and the Peer Group, reflecting earnings for the fiscal year ended December 31, 2015 for the Company and the 12 months ended December 31, 2015, or the most recent date available, for the Peer Group. FSB Community reported net income of 0.21% of average assets, which fell below the Peer Group’s net income ratios of 0.44% and 0.43% of average assets based on the average and median, respectively. The Company’s net income was impacted mainly through a lower level of net interest income and higher operating expenses, which were offset in part by higher gains on the sale of loans, higher non-interest income and a lower tax burden.

FSB Community reported a lower net interest income to average assets ratio of 2.86% versus 3.19% for the Peer Group median, which was reflective of the Company’s lower yield-cost

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2015 or the Most Recent Date Available

				Net Interest Income					Non-Interest Income
							Loss	NII	Gain	Other	Total
			Net				Provis.	After	on Sale of	Non-Int	Non-Int
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Fairport SB		NY
December 31, 2015			0.21%	3.69%	0.82%	2.86%	0.06%	2.80%	0.61%	0.52%	3.70%

All Public Companies
Averages			0.67%	3.56%	0.58%	2.97%	0.06%	2.91%	0.41%	0.54%	2.84%
Medians			0.65%	3.54%	0.57%	2.98%	0.07%	2.90%	0.05%	0.44%	2.69%

State of NY
Averages			0.60%	3.61%	0.66%	2.95%	0.10%	2.85%	0.14%	0.47%	2.39%
Medians			0.71%	3.66%	0.60%	3.06%	0.10%	2.92%	0.00%	0.48%	2.53%

Comparable Group
Averages			0.44%	3.71%	0.61%	3.10%	0.07%	3.02%	0.16%	0.41%	2.98%
Medians			0.43%	3.79%	0.60%	3.19%	0.07%	3.06%	0.05%	0.30%	2.96%

Comparable Group
ANCB	Anchor Bancorp	WA	0.26%	4.39%	0.73%	3.65%	0.02%	3.63%	0.03%	1.07%	4.38%
BYBK	Bay Bancorp, Inc.	MD	0.40%	4.82%	0.38%	4.44%	0.24%	4.20%	0.36%	0.70%	4.68%
CFBK	Central Federal Corporation	OH	0.42%	3.81%	0.76%	3.05%	0.09%	2.96%	0.17%	0.33%	3.03%
EQFN	Equitable Financial Corp.	NE	0.61%	3.77%	0.53%	3.24%	-0.26%	3.50%	0.34%	0.76%	3.62%
GTWN	Georgetown Bancorp, Inc.	MA	0.55%	4.28%	0.62%	3.65%	0.07%	3.58%	0.07%	0.35%	3.13%
HBK	Hamilton Bancorp, Inc.	MD	-0.11%	3.35%	0.54%	2.82%	0.00%	2.81%	0.02%	0.26%	2.99%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.91%	4.14%	0.72%	3.42%	0.07%	3.35%	0.70%	0.20%	2.89%
MELR	Melrose Bancorp, Inc.	MA	-0.09%	2.67%	0.58%	2.08%	0.02%	2.06%	0.00%	0.12%	2.23%
PBHC	Pathfinder Bancorp, Inc.	NY	0.49%	3.57%	0.44%	3.13%	0.23%	2.91%	0.00%	0.61%	2.93%
PBIP	Prudential Bancorp, Inc.	PA	0.43%	3.25%	0.66%	2.59%	0.13%	2.46%	0.00%	0.16%	2.58%
WBKC	Wolverine Bancorp, Inc.	MI	1.02%	4.39%	0.98%	3.41%	0.25%	3.16%	0.18%	0.17%	2.22%
WVFC	WVS Financial Corp.	PA	0.43%	2.03%	0.37%	1.65%	0.03%	1.62%	0.00%	0.17%	1.14%

			Non-Op. Items			Yields, Costs, and Spreads
					Provision				MEMO:	MEMO:
			Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)		(%)
Fairport SB		NY
December 31, 2015			0.04%	0.00%	0.06%	3.74%	0.91%	2.83%	$3,280	20.96%

All Public Companies
Averages			-0.02%	0.00%	0.24%	3.81%	0.77%	3.03%	$6,811	23.73%
Medians			0.00%	0.00%	0.28%	3.84%	0.76%	3.05%	$5,872	32.11%

State of NY
Averages			-0.16%	0.00%	0.25%	3.85%	0.88%	2.96%	$7,791	30.06%
Medians			0.07%	0.00%	0.24%	3.88%	0.81%	3.02%	$5,872	28.87%

Comparable Group
Averages			0.03%	0.00%	0.19%	3.91%	0.83%	3.09%	$6,045	24.91%
Medians			0.00%	0.00%	0.21%	4.01%	0.82%	3.20%	$6,205	32.69%

Comparable Group
ANCB	Anchor Bancorp	WA	-0.09%	0.00%	0.01%	4.89%	1.07%	3.82%	$3,728	3.52%
BYBK	Bay Bancorp, Inc.	MD	0.06%	0.00%	0.24%	5.10%	0.56%	4.79%	$3,270	37.03%
CFBK	Central Federal Corporation	OH	0.00%	0.00%	0.00%	4.04%	0.92%	3.12%	$5,680	0.00%
EQFN	Equitable Financial Corp.	NE	-0.01%	0.00%	0.37%	3.98%	0.75%	3.23%	$3,321	37.59%
GTWN	Georgetown Bancorp, Inc.	MA	0.00%	0.00%	0.34%	4.41%	0.81%	3.60%	$6,177	38.07%
HBK	Hamilton Bancorp, Inc.	MD	-0.13%	0.00%	0.07%	3.63%	0.76%	2.77%	$6,390	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.00%	0.00%	0.45%	4.42%	1.08%	3.34%	$6,232	32.92%
MELR	Melrose Bancorp, Inc.	MA	-0.13%	0.00%	-0.08%	2.75%	0.83%	1.92%	$9,050	NM
PBHC	Pathfinder Bancorp, Inc.	NY	0.09%	0.00%	0.18%	3.78%	0.52%	3.26%	$5,020	26.75%
PBIP	Prudential Bancorp, Inc.	PA	0.41%	0.00%	0.02%	3.37%	0.89%	2.47%	$7,266	5.23%
WBKC	Wolverine Bancorp, Inc.	MI	0.22%	0.00%	0.49%	4.45%	1.28%	3.17%	$7,736	32.45%
WVFC	WVS Financial Corp.	PA	0.01%	0.00%	0.24%	2.07%	0.45%	1.62%	$8,667	35.56%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

spread, due to FSB Community’s lower yield on interest-earning assets (3.74% versus 4.01% for the Peer Group median and higher cost of funds (0.96% of average assets versus 0.82% for the Peer Group median). The lower interest income reflects in part the higher proportion of lower yielding residential loans in portfolio versus the Peer Group. The higher interest expense reflects in part the greater use of higher cost borrowings and the concentration of certificates of deposit in the Company’s deposit base. The impact of the foregoing characteristics of the Company and the Peer Group’s yields and costs are reflected in the reported ratios of interest income and expense to average assets. In this regard, the Company’s interest income to average assets was below the Peer Group, while the ratio of interest expense was higher in comparison to the Peer Group median.

In another key area of core earnings strength, the Company reported a higher ratio of operating expenses, 3.70% of average assets versus the Peer Group median (2.96% of average assets). In addition, FSB Community maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $3.28 million for the Company, versus a comparable measure of $6.21 million for the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of the ESOP and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, FSB Community’s capacity to leverage operating expenses will be enhanced following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into an institution’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were less favorable than the Peer Group’s earnings, based on respective expense coverage ratios of 0.77x for FSB Community and 1.08x for the Peer Group. A ratio less than 1.00x typically indicates that an institution depends on non-interest operating income to achieve profitable operations.

Sources of non-interest operating income provided a higher contribution to FSB Community’s earning than to the Peer Group’s earnings. Non-interest operating income equaled 0.52% and 0.30% of FSB Community’s and the Peer Group’s average assets, respectively. Both the Company and the Peer Group also reported gains on the sale of loans of 0.61% of average

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

assets for FSB Community and 0.05% for the Peer Group, over the most recent 12 month period, an indication of the significant mortgage banking operations conducted by the Company. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, FSB Community’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 92.73% was higher than the Peer Group’s efficiency ratio of 83.62%.

Loan loss provisions had essentially the same impact on the Company’s earnings and the Peer Group’s earnings with loan loss provisions established by FSB Community equaling 0.07% of average assets, and the Peer Group median of 0.07% of average assets, notwithstanding the more favorable asset quality ratios recorded by the Company.

For the latest 12 month period, the Company reported higher non-operating gains than the Peer Group equal to 0.04% and 0.00% of average assets. Non-operating income for FSB Community reflected the gain recorded on the sale of investment securities ($106,000). Typically, gains and losses generated from non-operating items are viewed as non-recurring in nature, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

For the latest twelve month period, the Peer Group reported a median effective tax rate of 32.69%, while FSB Community reported an effective tax rate of 20.96%. As indicated in the prospectus, the Company’s effective marginal tax rate is assumed to equal 40% when calculating the after tax return on conversion proceeds.

Loan Composition

Table 3.4 presents data related to the comparative loan portfolio composition (including the investment in MBS) for FSB Community and the Peer Group. The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group median (80.85% of assets versus 39.89% for the Peer Group). The Company’s higher ratio was attributable to maintaining higher concentrations of 1-4 family permanent mortgage loans, relative to the Peer Group’s ratios. The Company reported a balance of loans serviced for others of $85.86 million, while a majority of Peer Group members also reported a balance of loans serviced for others, which based on the median totaled a lower $9.66 million. The Company and the Peer Group also maintained balances of loan servicing intangibles.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2015 or the Most Recent Date Available

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Serviced	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	For Others	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Fairport SB		NY
December 31, 2015			6.07%	74.78%	0.49%	2.01%	1.38%	0.33%	0.02%	53.65%	$85,858	$561

All Public Companies
Averages			9.92%	32.18%	3.68%	10.01%	18.58%	4.85%	1.56%	65.74%	$2,499,887	$18,157
Medians			7.95%	31.06%	2.45%	4.33%	17.93%	3.24%	0.33%	64.49%	$82,428	$501

State of NY
Averages			6.51%	31.45%	1.47%	20.72%	15.74%	3.82%	1.10%	NA	$3,128,576	$34,070
Medians			7.49%	32.87%	0.89%	2.49%	15.21%	2.85%	0.19%	NA	$20,921	$179

Comparable Group
Averages			9.84%	33.09%	5.30%	5.83%	20.94%	7.65%	0.63%	71.14%	$29,775	$151
Medians			7.28%	32.61%	4.41%	3.34%	20.46%	6.08%	0.28%	70.73%	$9,663	$32

Comparable Group
ANCB	Anchor Bancorp	WA	8.12%	19.91%	4.06%	13.77%	33.14%	6.94%	1.46%	84.71%	$80,371	$242
BYBK	Bay Bancorp, Inc.	MD	4.26%	38.12%	4.87%	2.40%	32.46%	6.24%	0.24%	82.57%	$3	$0
CFBK	Central Federal Corporation	OH	0.29%	18.11%	9.81%	9.23%	23.99%	24.88%	1.76%	87.41%	$5,779	$12
EQFN	Equitable Financial Corp.	NE	0.44%	23.62%	4.25%	4.10%	33.29%	19.63%	1.48%	84.66%	$97,258	$658
GTWN	Georgetown Bancorp, Inc.	MA	6.45%	40.77%	6.86%	10.34%	22.62%	5.92%	0.08%	74.83%	$100,544	$518
HBK	Hamilton Bancorp, Inc.	MD	17.66%	32.35%	4.30%	0.78%	18.30%	5.23%	1.08%	64.62%	$0	$0
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	10.78%	37.45%	10.74%	4.16%	16.67%	7.90%	0.13%	66.63%	$38,873	$263
MELR	Melrose Bancorp, Inc.	MA	0.00%	64.16%	1.81%	2.58%	3.34%	0.00%	0.07%	58.51%	$0	$0
PBHC	Pathfinder Bancorp, Inc.	NY	9.64%	32.87%	4.32%	2.49%	18.20%	10.43%	0.75%	66.56%	$20,921	$52
PBIP	Prudential Bancorp, Inc.	PA	14.40%	53.66%	4.49%	1.28%	5.27%	0.00%	0.08%	47.67%	$0	$0
WBKC	Wolverine Bancorp, Inc.	MI	0.00%	23.30%	6.33%	17.10%	43.20%	4.32%	0.33%	83.12%	$13,546	$68
WVFC	WVS Financial Corp.	PA	46.01%	12.80%	1.74%	1.78%	0.86%	0.36%	0.05%	52.41%	$0	$0

(1) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group compared to the Company, as all loan types outside of residential 1-4 family loans (including home equity loans and HELOCs) equaled 34.57% of assets for the Peer Group and 4.23% of assets for the Company. Less diversification of the loan portfolio also resulted in FSB Community’s lower risk weighted assets-to-assets ratio as compared to the Peer Group (53.65% versus 70.73% for the Peer Group). In fact, FSB Community’s risk weighted assets-to-assets ratio was lower than all but two of the Peer Group companies, which ranged from a low of 47.67% to a high of 87.41%. The Peer Group reported the most significant diversification into commercial real estate lending (20.46% of assets), followed by commercial business lending (6.08% of assets). The Company’s highest level of lending diversification was also in multi-family lending (2.01% of assets).

Credit Risk

Based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be somewhat more favorable in comparison to the Peer Group’s. As shown in Table 3.5, the Company’s NPAs/assets and adjusted NPAs/assets (excluding performing TDRs) ratios equaled 0.03% and 0.03%, respectively, versus comparable measures of 2.38% and 0.94% for the Peer Group medians. The ratio of REO to assets was also lower for the Company (0.00%) versus the Peer Group median at 0.08%. Overall, FSB Community reported more favorable reserve coverage ratios compared to the Peer Group, yet reporting lower reserves as a percent of loans (0.40% versus 0.96% for the Peer Group median) and higher reserves as a percent of NPAs (989.02% versus 73.63% for the Peer Group median) and NPLs (989.02% versus 78.89% for the Peer Group median), due to the limited amount of NPLs as of December 31, 2015.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, FSB Community’s interest rate risk characteristics were considered to be less favorable than the Peer Group. The Company’s equity-to-assets and IEA/IBL ratios were lower than the Peer Group, thereby implying a greater dependence on the yield-cost spread to sustain the net interest margin for the Company. The Company reported a lower level of non-interest earning assets, a favorable comparative factor, which provides an indication of the earnings capabilities and interest rate risk of the balance sheet. On a pro forma basis, the infusion of stock proceeds can be expected to improve the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2015 or the Most Recent Date Available

				NPAs &	Adj NPAs &				Rsrves/
			REO/	90+Del/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Assets (3)	Loans (1)	Loans HFI	NPLs (1)	90+Del (1)	Chargeoffs (2)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Fairport SB		NY
December 31, 2015			0.00%	0.03%	0.03%	0.04%	0.40%	989.02%	989.02%	$0	0.00%

All Public Companies
Averages			0.21%	1.35%	0.94%	1.64%	1.07%	106.55%	78.67%	$2,295	0.08%
Medians			0.11%	1.25%	0.77%	1.35%	0.96%	79.67%	69.04%	$289	0.05%

State of NY
Averages			0.07%	1.17%	0.79%	1.40%	1.01%	130.00%	104.05%	$(36)	0.14%
Medians			0.04%	0.62%	0.62%	0.94%	0.92%	173.40%	111.58%	$742	0.16%

Comparable Group
Averages			0.13%	1.76%	1.28%	2.10%	1.19%	80.88%	76.87%	$107	0.01%
Medians			0.08%	2.38%	0.94%	2.05%	0.96%	78.89%	73.63%	$15	0.01%

Comparable Group
ANCB	Anchor Bancorp	WA	0.17%	2.96%	2.96%	3.54%	1.23%	34.78%	32.83%	$211	0.07%
BYBK	Bay Bancorp, Inc.	MD	0.42%	2.71%	2.39%	1.88%	0.42%	21.57%	12.61%	$664	0.17%
CFBK	Central Federal Corporation	OH	0.49%	2.44%	0.94%	2.22%	2.25%	100.87%	80.50%	$9	0.00%
EQFN	Equitable Financial Corp.	NE	0.15%	2.80%	1.15%	3.06%	1.46%	47.83%	45.25%	$(962)	-0.54%
GTWN	Georgetown Bancorp, Inc.	MA	0.00%	0.73%	0.73%	0.84%	0.94%	111.38%	111.38%	$21	0.01%
HBK	Hamilton Bancorp, Inc.	MD	0.12%	2.40%	0.93%	3.68%	0.77%	20.93%	19.87%	$234	0.13%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.00%	0.08%	0.08%	0.00%	0.98%	NM	NM	$(14)	-0.01%
MELR	Melrose Bancorp, Inc.	MA	0.00%	0.13%	0.13%	0.19%	0.37%	198.25%	198.25%	$0	0.00%
PBHC	Pathfinder Bancorp, Inc.	NY	0.08%	1.26%	0.94%	1.73%	1.33%	78.89%	73.63%	$992	0.25%
PBIP	Prudential Bancorp, Inc.	PA	0.00%	3.16%	2.73%	5.09%	0.90%	17.65%	17.65%	$241	0.07%
WBKC	Wolverine Bancorp, Inc.	MI	0.08%	2.36%	2.26%	2.47%	3.00%	120.94%	117.06%	$(113)	-0.04%
WVFC	WVS Financial Corp.	PA	0.00%	0.08%	0.08%	0.44%	0.60%	136.58%	136.58%	$0	0.00%

(1) Includes TDRs for the Company and the Peer Group.

(2) Net loan chargeoffs are shown on a last twelve month basis.

(3) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial, LC and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2015 or the Most Recent Date Available

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Fairport SB		NY
December 31, 2015			8.5%	106.7%	3.4%	12	2	-14	-2	13	31

All Public Companies			12.6%	109.5%	6.5%	3	1	-7	2	0	2
State of NY			9.4%	118.5%	6.7%	5	3	-6	-5	5	-6

Comparable Group
Average			14.5%	113.3%	4.6%	9	-1	-11	5	-3	6
Median			14.1%	111.3%	4.3%	3	-2	-6	-1	0	4

Comparable Group
ANCB	Anchor Bancorp	WA	15.8%	108.5%	10.3%	1	5	2	8	1	-13
BYBK	Bay Bancorp, Inc.	MD	13.3%	111.7%	4.6%	-13	18	-94	79	-61	20
CFBK	Central Federal Corporation	OH	10.6%	108.4%	4.0%	-5	-11	-10	-4	24	22
EQFN	Equitable Financial Corp.	NE	15.9%	114.0%	4.8%	38	22	-27	-19	7	18
GTWN	Georgetown Bancorp, Inc.	MA	10.8%	111.0%	3.1%	-2	4	1	0	1	-6
HBK	Hamilton Bancorp, Inc.	MD	14.8%	112.8%	6.3%	4	-3	11	14	-9	-6
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	11.9%	107.4%	5.8%	-3	-3	-11	2	-12	6
MELR	Melrose Bancorp, Inc.	MA	20.5%	122.3%	3.2%	16	-1	-3	-1	-1	2
PBHC	Pathfinder Bancorp, Inc.	NY	10.7%	107.9%	5.4%	6	4	-13	-8	9	-4
PBIP	Prudential Bancorp, Inc.	PA	22.2%	125.1%	3.7%	15	-14	8	-6	4	7
WBKC	Wolverine Bancorp, Inc.	MI	18.2%	121.0%	2.2%	50	-7	-18	-6	0	1
WVFC	WVS Financial Corp.	PA	9.8%	109.8%	2.1%	2	-31	25	7	-1	19

(1) Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2016 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.19

Company’s balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in the Company’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for FSB Community and the Peer Group. The relative fluctuations in the Company’s net interest income to average assets ratio were considered to be higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, FSB Community was viewed as maintaining a somewhat higher degree of interest rate risk exposure in the net interest margin. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding FSB Community’s assets.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of FSB Bancorp. In those areas where notable differences exist, we will apply appropriate valuation adjustments in the next section.

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IV.1

IV. VALUATION ANALYSIS

Introduction

This section presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s second step conversion offering.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and, (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of the valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Section III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the stock issuance, RP Financial will: (1) review changes in FSB Community’s operations and financial condition; (2) monitor FSB Community’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks

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IV.2

and FSB Bancorp’s stock specifically; and, (4) monitor pending conversion offerings both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the Offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including FSB Bancorp’s value, or FSB Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial condition are noted as follows:

▪	Overall Asset/Liability Composition. In comparison to the Peer Group, the Company’s IEA composition showed a higher concentration of loans and a lower concentration of cash and investments. Lending diversification into higher risk and higher yielding

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

types of loans was more significant for the Peer Group, as the Company reported a higher percentage of its loan portfolio in residential lending (inclusive of investment in MBS). Due to this greater concentration in residential loans and securities, FSGB Community reported a lower RWA-to-assets ratio in comparison to the Peer Group. The Company’s IEA composition results in a lower comparative yield. While the Company has indicated the intent to expand the higher yielding commercial and multi-family mortgage loan portfolios over time, the change is expected to be gradual. The Company’s IBL cost was higher than the Peer Group’s cost of funds. Overall, the Company maintained a higher level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company of 108.3% versus 115.2% for the Peer Group. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should improve, but remain lower than the Peer Group’s ratio.

▪	Credit Quality. Key credit quality measures for FSB Community were notably more favorable than the Peer Group, as the Company has been successful in limiting problem assets. Specifically, the ratio of other real estate owned (“OREO”)/assets, NPAs/assets and NPLs/loans were much lower than the comparable Peer Group ratios. Loss reserves as a percent of NPLs and NPAs were well above the Peer Group’s average and median ratios (given the very low levels of NPAs), while reserve coverage in terms of loans were less favorable given the ALLL calculations which are dependent in part on historical asset quality parameters. The Company also reported zero net loan charge-offs in recent periods, compared to modest levels for the Peer Group. As noted above, the Company’s RWA-to-assets ratio was much lower than the Peer Group’s average and median ratios as well.

▪	Balance Sheet Liquidity. The Company’s currently lower level of cash and investment securities will increase on a post conversion basis. A significant portion of FSB Community’s current investment portfolio is classified as HTM which limits the ability to convert a significant portion of the portfolio to cash except by utilizing the portfolio as collateral for borrowings. Following the infusion of net stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into shorter term investment securities, while proceeds infused into the Bank will be deployed into investments, pending the longer-term deployment into loans. The Company’s future borrowing capacity is considered to be somewhat lower than the Peer Group, given the current higher level of borrowings.

▪	Funding Liabilities. The Company’s IBL composition reflects a similar level of deposits but a higher concentration of borrowings relative to the Peer Group (and therefore a higher IBL ratio due to the lower equity position versus the Peer Group). This structure, along with the Company’s concentration in certificates of deposit, resulted in a higher cost of funds for the Company. Following the stock offering, the increase in the Bank’s equity position will reduce the level of interest-bearing liabilities funding the Bank’s assets to a level that is more comparable to the Peer Group’s ratio of interest-bearing liabilities as a percent of assets.

▪	Tangible Equity. The Company’s currently lower tangible equity ratio will be strengthened as a result of the stock offering, but such ratio will remain below the Peer Group’s current average and median figures. Thus, FSB Bancorp will continue to have less leverage capacity, a higher dependence on IBL to fund assets and a lower

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

capacity to absorb unanticipated losses. At the same time, the lower equity ratio will make it make somewhat easier to achieve a competitive return on equity.

On balance, FSB Community’s balance sheet financial condition was considered to be less favorable than for the Peer Group, therefore, we have applied a slight downward adjustment for the Company’s financial condition relative to the Peer Group.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of a financial institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪	Earnings. FSB Community’s reported and core ROAA equaled 0.21% and 0.19% for the last 12 months of operations, which was lower than the Peer Group average and median ratios of 0.44% and 0.43%. The Company’s lower profitability in comparison to the Peer Group was due to a lower net interest income ratio and higher operating expenses, which were partially offset by higher non-interest income and higher gains on sale of assets (loans). Notably, the Bank’s earnings advantage with respect to non-interest operating income was primarily attributable to revenues derived from its mortgage banking operations, which tend to subject to greater volatility relative to revenues derived from other sources of non-interest operating income such as customer service charges and fees. Reinvestment and leveraging of the pro forma equity position will serve to increase the Company’s earnings, although the expense associated with operating as a publicly-traded company and the stock benefit plans will limit the initial earnings increase. While the Company is planning to undertake loan growth and diversify lending to increase its competitive profile and improve earnings and interest rate risk, such growth is anticipated to be relatively modest, initially.

▪	Interest Rate Risk. Quarterly changes in the net interest income ratio indicated a higher degree of volatility for the Company. Other measures of interest rate risk, such as the tangible equity ratio and the Company’s IEA/IBL ratio were more favorable than the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/IBL ratios that will continue to be lower than the Peer Group ratios, although the additional interest-free equity should enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into IEA. At the same time, while empirical data regarding interest rate risk for the Peer Group is not consistently available, the Company’s business model focused on fixed rate 1-4 family mortgage lending (with a concentration of such loans in portfolio) funded by shorter term deposits has created a liability sensitive position for the Company – the decline in the EVE ratio pursuant to a 200 basis point rate increase is 48.2%, which reflects a significant level of risk exposure in a rising interest rate environment.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

▪	Credit Risk. Loan loss provisions were a similar factor in the Company’s profitability in comparison to the Peer Group. In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans, but less lending diversification into higher credit risk loans, which resulted in a lower risk weighted assets-to-assets ratio than the Peer Group’s average and median ratio. NPAs and NPLs were lower for the Company compared to the Peer Group while reserve coverage in relation to NPAs was higher (with the exception of the reserves/loans ratio), indicative of the Company’s more favorable credit quality. Historical loan chargeoffs have also been minimal for both the Company and the Peer Group.

▪	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a less favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage. While the Company will be implementing a business plan to pursue earnings growth based on moderate loan growth, including diversification focused on expansion of the commercial mortgage portfolio, the impact to earnings is expected to be realized only gradually and the plan will entail execution risk. Further, the significant mortgage banking operation conducted by the Company represents a more volatile source of revenue and net income in comparison to portfolio lending, leading to a less certain future income performance for the Company.

▪	Return on Equity. The Company’s core ROE currently falls below the average and median of the Peer Group core ROE. As the result of the increase in equity that will be realized from the infusion of net stock proceeds into the Company’s equity base, the Company’s pro forma return equity on a core earnings basis will be reduced and be less favorable to the Peer Group’s core ROE.

On balance, FSB Community’s pro forma earnings strength, growth potential and viability was considered to be less favorable than the Peer Group’s, primarily considering the Company’s relative interest rate risk exposure and pro forma ROE. Accordingly, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

FSB Community’s assets increased at an annual rate of 3.90% during the most recent 12 month period, below the Peer Group’s average and median reported asset growth rates of 8.25% and 6.78% over the same time period. Eleven of the 12 Peer Group companies reported asset growth over the most recent 12 month period. The Company’s asset growth was realized in 7.26% loan growth, the stated strategic objective, which was partially funded with cash and investments. Similarly, the Peer Group experienced declines in their cash and investment portfolios, which funded the loan growth. On a pro forma basis, the Company’s tangible equity-to-assets ratio will remain lower than the Peer Group’s tangible equity-to-assets ratio, indicating

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

less leverage capacity for the Company. FSB Bancorp’s lower pro forma equity position and lower earnings rates may act to restrict stated strategic goals of expanding the loan portfolio and pursuing balance sheet growth led us to apply a slight downward adjustment for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. FSB Community’s primary market area for loans and deposits is considered to be the Rochester MSA and surrounding region in upstate New York where the Company maintains its five office locations, along with the locations of the four LPOs in Buffalo, Pittsford, Greece and Watertown, New York. Within these markets, the Company faces significant competition for loans and deposits from other financial institutions, including similarly sized community banks along with larger institutions which provide a broader array of services and have significantly larger branch networks. However, the Peer Group companies also face numerous and/or larger competitors.

Demographic and economic trends and characteristics in the Company’s primary market area are comparable to the primary market areas served by the Peer Group companies (see Exhibit III-2). In this regard, the total population of the Company’s headquarters market area county is somewhat higher than the average and median of the Peer Group’s primary markets, however both served areas with significant population bases. The 2010-2015 population growth rates for Monroe County was notably lower than the Peer Group markets’ average and median, while projections for the 2015-2021 period indicate the same trend. Per capita income levels in the Company’s primary market area county shows that Monroe County income levels are modestly below the Peer Group market average and median. The deposit market share exhibited by the Company in Monroe County is higher than the Peer Group median, but both remain modest at best (less than 2% market share), indicative of highly competitive markets in which the Peer Group companies and FSB Community are dwarfed by larger competitors. As shown in Table 4.1, unemployment rates for the markets served by the Peer Group companies were similar to the unemployment rate exhibited in Monroe County, with such unemployment rates also similar to national averages.

On balance, we concluded that no valuation adjustment was appropriate for the Company’s market area.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

Table 4.1

Market Area Unemployment Rates

FSB Community and the Peer Group Companies(1)

		December 2015
	County	Unemployment

Fairport Savings Bank	Monroe, NY	4.5%

Peer Group Average		4.6%
Peer Group Median		4.3%

Peer Group

Anchor Bancorp	Thurston, WA	5.9%
Bay Bancorp, Inc.	Howard, MD	3.3%
Central Federal Corporation	Franklin, OH	3.8%
Equitable Financial Corp.	Hall, NE	3.4%
Georgetown Bancorp, Inc.	Essex, MA	4.8%
Hamilton Bancorp, Inc.	Baltimore, MD	4.9%
Home Fed Bncrp, Inc. of LA	Caddo, LA	5.7%
Melrose Bancorp, Inc.	Middlesex, MA	3.7%
Pathfinder Bancorp, Inc.	Oswego, NY	6.7%
Prudential Bancorp, Inc.	Philadelphia, PA	5.4%
Wolverine Bancorp, Inc.	Midland, MI	3.8%
WVS Financial Corp.	Allegheny, PA	3.8%

(1) Unemployment rates are not seasonally adjusted.

Source: SNL Financial, LC.

5.	Dividends

FSB Community has not historically paid common stock cash dividends to shareholders, and at this time the Company has not established a go-forward dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics, and general economic conditions.

Six of the 12 Peer Group companies pay cash dividends, with implied dividend yields ranging from 0.98% to 3.92%. The median dividend yield on the stocks of the Peer Group institutions that paid dividends was 1.45% as of February 26, 2015, representing a median payout ratio of 24.24% of earnings. As of February 26, 2015, 69% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting a median yield of 1.76%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy prior to its stock offering, the Company will not have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. The Company’s tangible equity ratio will be at a lower level than the Peer Group’s average and median ratios across the offering range and the Company’s pro forma earnings rate is also projected to be lower than the Peer Group. These can be expected to be limiting factors in the ability of FSB Bancorp in terms of dividend payments potential for the Company in comparison to the Peer Group.

Overall, we concluded that a slight downward adjustment was warranted for the dividends valuation parameter in comparison to the Peer Group.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All twelve of the Peer Group members trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $21.7 million to $129.5 million as of February 26, 2015, with average and median market values of $49.3 million and $45.7 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.8 million to 15.8 million, with average and median shares outstanding of 5.0 million and 3.1 million. The Company’s Second Step Conversion is expected to provide for pro forma shares outstanding that will be below or at the low end of the range of the shares outstanding indicated for the Peer Group companies. The market capitalization of the Company at the midpoint of the Offering range will be below the Peer Group average and median values. While all of the Peer Group companies are quoted on the NASDAQ exchange, The Company’s common stock will continue to be listed on the OTC Pink Marketplace exchange. We anticipate that the Company’s stock will have a less comparable trading market as the Peer Group companies in terms of stock float and liquidity on average, and therefore, concluded that a slight downward adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as FSB Community: (A) the after-market for public companies, in which trading

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in New York; and, (D) the market for the public stock of FSB Community. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues, and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. A more favorable outlook on Greece’s financial crisis helped stocks to advance at the start of the third quarter of 2015, which was followed by the Dow Jones Industrial Average (“DJIA”) declining to a five-month low in the second week of July as the sell-off in China’s stock market rippled through markets globally. News of a bailout deal secured by Greece supported a stock market rally in mid-July, while some favorable second quarter earnings reports coming out of the technology sector lifted the NASDAQ to three consecutive record high closes heading into the second half of July. Comparatively, the DJIA approached a six-month low in late-July, as disappointing earnings by some of the Dow components and a continued sell-off in China’s stock market weighed on the broader stock market. A measured Federal Reserve policy statement that reaffirmed it would move cautiously on raising interest rates and an easing of the sell-off in China’s stock market boosted stocks at the end of July. The DJIA recorded seven consecutive losses through the first week of trading in August, which was driven by weak earnings reports posted by some media and oil stocks. A rebound in beaten down energy shares and 2015’s largest merger announcement fueled stock market gains heading into mid-August, which was followed by a sharp sell-off as China’s surprising decision to devalue its currency rattled global markets. Stocks closed out the second

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

week of August on a slight upswing. Volatility prevailed in the stock market during the second half of August 2015 and for most of September 2015. Worries about the pace of global growth jolted stock markets worldwide in the second half of August, with the DJIA plunging over 1,800 points during six consecutive trading sessions. Renewed optimism about the strength of the U.S. economy and comments from a Federal Reserve official stating the case for a September rate increase had become less compelling snapped the six-day losing streak, as the DJIA rebounded 988 points in consecutive trading sessions during late-August. Overall, the DJIA declined 6.6% in August, its largest one month percentage decline since May 2010. Volatility continued to prevail in the broader stock market in early-September, as investors considered fresh evidence that China’s economic slowdown was hurting the global economy, the possibility of China’s central bank would take more steps to stabilize its economy and disappointing job growth reflected in the August employment report. Stocks rallied ahead of the Federal Reserve’s mid-September meeting, which was followed by a downturn in the broader stock market after the Federal Reserve concluded to hold short-term interest rates steady. Declines in the auto, biotech and energy sectors led the market lower heading into late-September, which was followed by a rebound as the Federal Reserve Chairwoman added clarity that she expected interest rates would go up in 2015. Biotech and healthcare shares led the market lower in late-September, which was followed by a two day rebound in the stock market to close out the third quarter. For the third quarter overall, all three major U.S. stock indexes posted their biggest quarterly losses in four years.

The broader stock market soared higher at the start of the fourth quarter of 2015, with the DJIA trading up for seven consecutive sessions for a total gain of 860 points between October 2nd and October 12th. Factors contributing to the rally included a rebound in energy shares supported by an increase in oil prices, raised expectations that the Federal Reserve would not raise interest rates in the near term following the weak employment report for September and a rebound in oversold healthcare stocks. A gloomy earnings forecast by Wal-Mart pulled stocks lower in mid-October, which was followed by a broader stock market rebound heading into the second half of October. Lackluster U.S. economic data reducing expectations of a near term rate increase by the Federal Reserve, indications from the European Central Bank that is was prepared to do more to stimulate growth and a rate cut by China’s central bank were factors contributing to gains in the broader stock market. Stocks continued to surge higher in late-October, after the Federal Reserve concluded its two-day meeting leaving interest rates unchanged and toned down its concerns about global financial markets. The DJIA closed up 8.5% for the month of October, which was the biggest monthly percentage gain in four years. Led

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by a rally in energy stocks, the DJIA moved back into positive territory for 2015 in early-November. Concerns about the health of the global economy and lower oil prices weighed on stocks going into mid-November. Indications from the Federal Reserve that the U.S. economy was strong enough for a rate increase and a rebound in energy, healthcare and technology stocks helped stocks to rally during the second half of November. A strong jobs report for November added to stock market gains in the first week of December. A sell-off in energy shares led the market lower going into mid-December, as oil prices fell to their lowest level in seven years. Stocks rallied on the Federal Reserve’s mid-December rate hike, as investors responded to the Federal Reserve’s upbeat message on the U.S. economy. Grim news from the energy and mining sectors, along with worries about slowing economies overseas, sent the DJIA to its lowest close in two months heading into the final two weeks of 2015. A rebound in energy stocks contributed to stock market gains in late-December, which was followed by a mild pullback in the final trading week of 2015. Overall, 2015 was the worst year for U.S. stocks since 2008.

The DJIA tumbled more than 1,000 points or 6.2% during the first week of trading 2016, as fresh concerns about China’s economy and a steep decline in oil prices rattled stock markets worldwide. Investor anxiety over the global economy and further declines in oil prices continued to weigh on stocks through most of January, although stocks rebounded at the end of January with higher oil prices and the Bank of Japan’s surprise decision to shift to negative interest rates contributing to gains in the broader stock market. Overall, the DJIA was down 5.5% for the month of January. Stocks closed lower during the first week of February, as investors reacted to oil falling below $30 a barrel and January employment data showing a slowdown in job growth. On February 26, 2016, the DJIA closed at 16639.97, a decrease of 4.5% from one year ago and a decrease of 8.6% year-to-date, and the NASDAQ closed at 4590.47, a decrease of 8.0% from one year ago and a decrease of 8.3% year-to-date. The Standard & Poor’s 500 Index closed at 1948.05 on February 26, 2016, a decrease of 4.7% from one year ago and a decrease of 7.7% year-to-date.

The market for thrift stocks has also experienced varied trends in recent quarters, but, in general, thrift stocks outperformed the broader stock market. Thrift shares paralleled trends in the broader stock market during the first half of July 2015, as investors focused on Greece’s debt problems and the sell-off in China’s stock market. Second quarter earnings reports for the financial sector were generally in line with expectations, which translated into a relatively flat market for thrift stocks during the second half of July. The Federal Reserve’s cautious outlook on raising interest rates and a favorable employment report for July contributed to thrift shares trading

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higher at the close of July, with the positive trend continuing through the first half of August. Lower interest rates and oil prices weighed on financial shares during the second half of August 2015, although generally favorable housing data somewhat negated the downturn in thrift stocks. For the entire month of August, the SNL Index for all publicly-traded thrifts showed a comparatively modest decline of 2.8%. A sell-off in the broader stock market and a disappointing reading for manufacturing activity pressured thrift stocks lower at the start of September. Following the one-day sell-off, thrift shares generally trended higher into mid-September in advance of the Federal Reserve’s policy meeting. Financial shares led the market lower after the Federal Reserve elected to hold short-term interest rates steady at the conclusion of its mid-September meeting. Worries about slower economic growth provided for a slight pull back in thrift shares during the second half of September.

Thrift stocks traded higher in early-October 2015, as investors bet that low interest rates would stay around for longer following the weaker-than-expected job growth reflected in the September employment report. Third quarter earnings reports posted by the thrift sector translated into a narrow trading range for thrift stocks during the second half of October, as the majority of thrifts reported third quarter earnings that were in line with analyst estimates and continued to reflect additional net interest margin compression. Thrift stocks participated in the broader stock market rally at the conclusion of the Federal Reserve’s policy meeting in late-October, but reversed course at the end of October as shares of New York Community Bancorp and Astoria Financial Corp. declined following the announcement of their $2.0 billion strategic merger. Thrift stocks recovered in early-November, as financial shares led the market higher on the strong jobs report for October. A disappointing report for October retail sales pressured thrift shares lower in mid-November, while merger activity in the thrift sector helped thrift stocks outperform the broader stock market during the second half of November. Thrift stocks rallied on the sturdy job growth reflected in the November employment data and then declined going into mid-December, as concerns about the global economy translated into a sell-off in the broader stock market. Thrift stocks participated in the broader stock market rally following the Federal Reserve’s mid-December rate hike and then settled into a narrow trading during the closing weeks of 2015.

Thrift shares participated in the broader stock market sell-off during the first week of 2016. A weak retail sales report for December and other signs of a slowing U.S. economy furthered the downward trend in thrift prices into the second half of January. The sell-off in financial shares tended to more significant among institutions with lending exposure to the energy

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sector and international markets. Thrift stocks rebounded with the broader stock market at the close of January, which was followed by a pullback during first week of February amid disappointing economic reports for January manufacturing activity and January job growth. On February 26, 2016, the SNL Index for all publicly-traded thrifts closed at 761.27, an increase of 4.0% from one year ago and a decrease of 5.9% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, one standard conversion offering and one second-step conversion have been completed during the past three months. The second step conversion is considered to be the most relevant for FSB Community’s pro forma pricing. PB Bancorp’s second step conversion offering was completed on January 8, 2016 and closed at the top of its offering range. The closing pro forma price/tangible book ratio of this recent second step conversion offering equaled 82.2%. PB Bancorp’s stock recorded price appreciation of 9.6% after the first week of trading, and as of February 26, 2015, PB Bancorp’s stock price was $8.52, or an increase of 6.5% from the initial public offering (“IPO”) price of $8.00.

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Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Insider Purchases
			Financial Info.		Asset Quality						% Off Incl. Fdn.+Merger Shares
							Excluding Foundation				Benefit Plans				Initial
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Recog.	Stk	Mgmt.&	Div.
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	ESOP	Plans	Option	Dirs.	Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)	(%)	(%)	(%)	(%)(1)	(%)

Standard Conversions
Central Federal Bancshares, Inc. - MO	1/13/16	CFDB-OTC Pink	$62	22.08%	1.50%	89%	$17.2	96%	132%	7.0%	8.0%	4.0%	10.0%	0.8%	0.00%

Averages - Standard Conversions:			$62	22.08%	1.50%	89%	$17.2	96%	132%	7.0%	8.0%	4.0%	10.0%	0.8%	0.00%
Medians - Standard Conversions:			$62	22.08%	1.50%	89%	$17.2	96%	132%	7.0%	8.0%	4.0%	10.0%	0.8%	0.00%

Second Step Conversions
PB Bancorp, Inc. - CT*	1/8/16	PBBI-NASDAQ	$469	11.23%	1.63%	38%	$36.3	100%	132%	3.8%	7.0%	4.0%	10.0%	1.9%	0.00%

Averages - Second Step Conversions:			$469	11.23%	1.63%	38%	$36.3	100%	132%	3.8%	7.0%	4.0%	10.0%	1.9%	0.00%
Medians - Second Step Conversions:			$469	11.23%	1.63%	38%	$36.3	100%	132%	3.8%	7.0%	4.0%	10.0%	1.9%	0.00%

Averages - All Conversions:			$266	16.66%	1.57%	63%	$26.7	98%	132%	5.4%	7.5%	4.0%	10.0%	1.4%	0.00%
Medians - All Conversions:			$266	16.66%	1.57%	63%	$26.7	98%	132%	5.4%	7.5%	4.0%	10.0%	1.4%	0.00%

Institutional Information			Pro Forma Data								Post-IPO Pricing Trends
			Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
											After
	Conversion			Core			Core		Core	IPO	First	%	Thru	%
Institution	Date	Ticker	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Week(3)	Chge	2/26/2016	Chge
			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)

Standard Conversions
Central Federal Bancshares, Inc. - MO	1/13/16	CFDB-OTC Pink	64.6%	NM		23.6%	-0.1%	36.5%	-0.2%	$10.00	$10.54	5.4%	$10.95	25.6%

Averages - Standard Conversions:			64.6%	NM		23.6%	-0.1%	36.5%	-0.2%	$10.00	$10.54	5.4%	$10.95	25.6%
Medians - Standard Conversions:			64.6%	NM		23.6%	-0.1%	36.5%	-0.2%	$10.00	$10.54	5.4%	$10.95	25.6%

Second Step Conversions
PB Bancorp, Inc. - CT*	1/8/16	PBBI-NASDAQ	82.2%	94.5	x	12.6%	0.1%	15.5%	0.8%	$8.00	$8.77	9.6%	$8.52	6.5%

Averages - Second Step Conversions:			82.2%	94.5	x	12.6%	0.1%	15.5%	0.8%	$8.00	$8.77	9.6%	$8.52	6.5%
Medians - Second Step Conversions:			82.2%	94.5	x	12.6%	0.1%	15.5%	0.8%	$8.00	$8.77	9.6%	$8.52	6.5%

Averages - All Conversions:			73.4%	94.5	x	18.1%	0.0%	26.0%	0.3%	$9.00	$9.66	7.5%	$9.74	16.1%
Medians - All Conversions:			73.4%	94.5	x	18.1%	0.0%	26.0%	0.3%	$9.00	$9.66	7.5%	$9.74	16.1%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.

(2) Does not take into account the adoption of SOP 93-6.

(3) Latest price if offering is less than one week old.

(4) Latest price if offering is more than one week but less than one month old.

(5) Mutual holding company pro forma data on full conversion basis.

(6) Simultaneously completed acquisition of another financial institution.

(7) Simultaneously converted to a commercial bank charter.

(8) Former credit union.

2/26/2016

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IV.15

C.	The Acquisition Market

Also considered in the valuation was the potential impact on FSB Bancorp’s stock price of recently completed and pending acquisitions of other thrift institutions operating in New York. As shown in Exhibit IV-4, there were nine thrift acquisitions completed from the beginning of 2011 through February 26, 2015. Additionally, there were 26 acquisitions of commercial banks in New York over the corresponding timeframe. The recent acquisition activity may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s Offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence FSB Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in FSB Bancorp’s stock would tend to be less, compared to the stocks of the Peer Group companies.

D.	Trading in FSB Community’s Stock

Since FSB Community’s minority stock currently trades under the symbol “FSBC” on OTC Pink Marketplace, RP Financial also considered the recent trading activity of the Company in the valuation analysis. FSB Community had a total of 1,779,472 shares issued and outstanding at February 26, 2015, of which 833,422 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $8.50 to $12.25 per share and its closing price on February 26, 2015 was $10.25 for an implied market value of $18.2 million.

There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios, and dividend payments, if any, will be made on all shares outstanding. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

*   *   *   *   *   *   *   *   *   *   *

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IV.16

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second step conversions, the market for highly capitalized companies, the acquisition market, and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no valuation adjustment was appropriate relative to the Peer Group in the valuation analysis for purposes of marketing of the issue.

8.	Management

FSB Community’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of FSB Community’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted regulated institution, FSB Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios. Accordingly, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

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Table 4.3

FSB Community Bankshares, Inc.

Valuation Adjustments

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Downward
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology originally promulgated by the FRB, FDIC and state regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions, and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro

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forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•	Trading of FSB Community’s stock. Converting institutions generally do not have stock outstanding. FSB Community, however, has public shares outstanding due to the mutual holding company form of ownership. Since FSB Community is currently traded on the OTC Pink Marketplace, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the February 26, 2015 stock price of $10.25 per share and the 1,779,472 shares of FSB Community stock outstanding, the Company’s implied market value of $18.2 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of FSB Community’s stock was somewhat discounted herein, but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) which causes earnings per share computations to be based on shares issued and outstanding, excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the Offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends, and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus, will increase equity and earnings, as shown in Table 4.4 on the following page. At December 31, 2015, the MHC had unconsolidated net assets of $50,000 which consists of cash that is on deposit at the

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Table 4.4

FSB Community Bankshares, Inc. (“Mid-Tier”)

Impact of MHC Assets & Waived Dividends on Minority Ownership In 2nd Step

Financial and Stock Ownership Data as of December 31, 2015

Reflects Appraised Pro Forma Market Value as of February 26, 2016

Key Input Assumptions

Mid-Tier Stockholders’ Equity	$21,760,000	(BOOK)	(1)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	46.8354%	(PCT)
Pro Forma Market Value	$16,884,510	(VALUE)
Market Value of MHC Net Assets	$50,000	(MHC NET ASSETS)	(2)
(Other than Stock in Bank, Intercompany Assets and Liabilities)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

		(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

	=	46.8354%	(Before Dilution Adj.)

		(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

	=	46.6967%	(After Dilution Adj.)

Current Ownership

MHC Shares	946,050	53.1646%
Public Shares	833,422	46.8354%
Total Shares	1,779,472	100.0000%

Pro Forma Ownership (3)				Appraised Midpoint Value
				Per Share	Aggregate

Shares Issued in Offering (4)	900,000	53.3033	% (6)	$10.00	$9,000,000
Public Shares (4)	788,451	46.6967	% (6)	$10.00	$7,884,510
Pro Forma Shares (5)	1,688,451	100.0000%		$10.00	$16,884,510

(1) From FSB Community’s Prospectus.

(2) Reflects the net asset balance as of December 31, 2015.

(3) Adjusted for exchange ratio reflecting offering of $10.00 per share.

(4) Incorporates adjustment in ownership ratio for MHC assets and waived dividends.

(5) Reflects pro forma shares outstanding.

(6) Rounded to four decimal points.

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IV.20

Bank. As mentioned previously, while the consolidation of these assets increases the pro forma value of the Company, it also results in some pro forma ownership dilution for the minority shareholders, pursuant to regulatory policy. Specifically, we have adjusted the minority ownership ratio from the current 46.8354% ratio to 46.6967% to account for the impact of MHC assets and have reflected the formula based on applicable FDIC policy.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed previously, RP Financial concluded that as of February 26, 2015 the aggregate pro forma market value of FSB Community’s conversion stock equaled $16,884,510 at the midpoint, equal to 1,688,451 shares at $10.00 per share. The $10.00 per share price was determined by the FSB Community Board. The midpoint and resulting valuation range is based on the sale of a 46.6967% ownership interest for the consolidation of the MHC net assets to the public (as adjusted on the following page), which provides for a $9,000,000 public offering at the midpoint value.

1.          Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $513,000 for the 12 months ended December 31, 2015. In deriving FSB Community’s core earnings, the adjustments made to reported earnings were to eliminate gains on the sale of securities of $106,000, as shown below. As shown below, on a tax effected basis, incorporating an effective marginal tax rate of 40.0% for the earnings adjustments, the Company’s core earnings were determined to equal $449,000 for the 12 months ended December 31, 2015. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

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Table 4.5

FSB Community Bankshares, Inc.

Derivation of Core Earnings

Amount
($000)

Net income(loss)	$513
Deduct: Gain on sale of securities	(106)
Tax effect (1)	42
Core earnings estimate	$449

(1)   Tax effected at 40.0%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $16.88 million midpoint value equaled 41.37 times and 49.01 times, respectively, indicating premiums of 94.8% and 129.9%, relative to the Peer Group’s average reported and core earnings multiples of 21.24 times and 21.32 times (see Table 4.6). In comparison to the Peer Group’s median reported and core earnings multiples of 20.30 times and 21.69 times, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 103.8% and 126.0%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the maximum equaled 34.01 times and 49.26 times, and based on core earnings at the minimum and the maximum equaled 40.04 times and 58.73 times, respectively.

2.          Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $16.88 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 58.96%. In comparison to the average P/B and P/TB ratios for the Peer Group of 91.26% and 93.06%, the Company’s ratios reflected a discount of 35.4% on a P/B basis and a discount of 36.6% on a P/TB basis (see Table 4.6 below). In comparison to the Peer Group’s median P/B and P/TB ratios of 90.00% and 90.00%, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 34.5% and 34.5%, respectively. At the maximum value, the Company’s P/B and P/TB ratios both equaled 65.10%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum value reflected discounts of 28.7%

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Table 4.6

Public Market Pricing Versus Peer Group

FSB Bancorp, Inc.

As of February 26, 2016

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)
FSB Community Bankshares, Inc.
$9 Million Midpoint Offering
Maximum			$10.00	$19.42	$0.17	$15.36	46.26	x	65.10%	7.36%	65.10%	58.73	x	$0.00	0.00%	0.00%
Midpoint			$10.00	$16.88	$0.20	$16.96	41.37	x	58.96%	6.43%	58.96%	49.01	x	$0.00	0.00%	0.00%
Minimum			$10.00	$14.35	$0.25	$19.12	34.01	x	52.30%	5.49%	52.30%	40.04	x	$0.00	0.00%	0.00%

All Non-MHC Public Companies(6)
Averages			$16.71	$452.91	$0.94	$15.24	18.39	x	107.11%	13.59%	115.76%	18.96	x	$0.30	1.75%	47.08%
Median			$14.50	$123.06	$0.68	$13.90	16.61	x	104.53%	12.74%	107.62%	17.57	x	$0.24	1.44%	39.78%

Comparable Group
Averages			$14.35	$49.33	$0.58	$15.57	21.24	x	91.26%	13.21%	93.06%	21.32	x	$0.33	1.70%	44.07%
Medians			$14.38	$45.68	$0.48	$16.04	20.30	x	90.00%	12.63%	90.00%	21.69	x	$0.20	1.45%	24.24%

Comparable Group
ANCB	Anchor Bancorp	WA	$22.61	$57.01	$0.48	$25.10	NM		90.08%	14.27%	90.08%	NM		$0.00	0.00%	0.00%
BYBK	Bay Bancorp, Inc.	MD	$4.89	$54.02	$0.20	$6.13	28.76	x	79.81%	11.00%	83.03%	24.02	x	$0.00	0.00%	0.00%
CFBK	Central Federal Corporation	OH	$1.35	$21.65	$0.04	$1.50	33.75	x	89.92%	6.67%	89.92%	33.75	x	$0.00	0.00%	0.00%
EQFN	Equitable Financial Corp.	NE	$8.50	$29.56	$0.38	$10.17	22.42	x	83.57%	13.26%	83.57%	22.17	x	$0.00	0.00%	0.00%
GTWN	Georgetown Bancorp, Inc.	MA	$19.35	$35.38	$0.86	$17.45	22.50	x	110.90%	11.95%	110.90%	22.50	x	$0.19	0.98%	22.09%
HBK	Hamilton Bancorp, Inc.	MD	$13.75	$47.00	($0.02)	$17.74	NM		77.52%	12.77%	87.83%	NM		$0.00	0.00%	0.00%
HFBL	Home Federal Bancorp, Inc. of LA	LA	$22.14	$44.36	$1.67	$21.02	13.26	x	105.35%	12.50%	105.35%	13.26	x	$0.32	1.45%	18.56%
MELR	Melrose Bancorp, Inc.	MA	$15.00	$42.44	NA	$16.23	NM		92.45%	18.98%	92.45%	NM		$0.00	0.00%	0.00%
PBHC	Pathfinder Bancorp, Inc.	NY	$12.00	$52.22	$0.57	$13.28	18.18	x	90.34%	8.56%	98.43%	21.21	x	$0.20	1.67%	24.24%
PBIP	Prudential Bancorp, Inc.	PA	$15.72	$129.54	$0.08	$13.81	NM		113.87%	25.25%	113.87%	NM		$0.12	0.76%	112.50%
WBKC	Wolverine Bancorp, Inc.	MI	$25.50	$55.58	$1.46	$28.51	15.00	x	89.44%	16.26%	89.44%	17.41	x	$1.00	3.92%	58.82%
WVFC	WVS Financial Corp.	PA	$11.39	$23.23	$0.70	$15.85	16.05	x	71.86%	7.03%	71.86%	16.21	x	$0.16	1.40%	28.17%

			Financial Characteristics(5)								Exchange	2nd Step
			Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Ratio	Proceeds
			Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	(X)	($Mil)
			($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
FSB Community Bankshares, Inc.
$9 Million Midpoint Offering
Maximum			$264	11.31%	11.31%	0.03%	0.15%	1.32%	0.13%	1.11%	1.0879	10.3500
Midpoint			$263	10.90%	10.90%	0.03%	0.16%	1.43%	0.13%	1.20%	0.9460	9.0000
Minimum			$261	10.50%	10.50%	0.03%	0.16%	1.54%	0.14%	1.31%	0.8041	7.6500

All Non-MHC Public Companies(6)
Averages			$3,237	13.19%	12.55%	1.41%	0.69%	5.73%	0.66%	5.50%
Median			$1,005	11.82%	11.37%	1.10%	0.64%	5.22%	0.65%	5.22%

Comparable Group
Averages			$376	14.77%	14.51%	1.71%	0.44%	3.40%	0.43%	3.36%
Medians			$352	14.81%	13.89%	2.23%	0.43%	4.03%	0.42%	3.77%

Comparable Group
ANCB	Anchor Bancorp	WA	$399	15.84%	15.84%	2.96%	0.26%	1.56%	0.32%	1.92%
BYBK	Bay Bancorp, Inc.	MD	$491	13.78%	13.25%	2.10%	0.40%	2.94%	0.48%	3.52%
CFBK	Central Federal Corporation	OH	$331	10.60%	10.60%	2.44%	0.42%	3.91%	0.42%	3.93%
EQFN	Equitable Financial Corp.	NE	$223	15.86%	15.86%	2.80%	0.61%	5.15%	0.61%	5.21%
GTWN	Georgetown Bancorp, Inc.	MA	$296	10.77%	10.77%	0.73%	0.55%	4.96%	0.55%	4.96%
HBK	Hamilton Bancorp, Inc.	MD	$368	16.47%	14.53%	2.40%	-0.11%	-0.59%	-0.02%	-0.09%
HFBL	Home Federal Bancorp, Inc. of LA	LA	$361	11.86%	11.86%	0.07%	0.91%	7.40%	0.91%	7.40%
MELR	Melrose Bancorp, Inc.	MA	$224	20.53%	20.53%	0.13%	-0.09%	-0.44%	0.00%	-0.02%
PBHC	Pathfinder Bancorp, Inc.	NY	$623	11.43%	10.67%	1.24%	0.49%	4.15%	0.42%	3.61%
PBIP	Prudential Bancorp, Inc.	PA	$523	22.18%	22.18%	3.16%	0.43%	1.76%	0.16%	0.67%
WBKC	Wolverine Bancorp, Inc.	MI	$344	18.18%	18.18%	2.36%	1.02%	5.74%	0.88%	4.95%
WVFC	WVS Financial Corp.	PA	$330	9.78%	9.78%	0.08%	0.43%	4.31%	0.42%	4.27%

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3) Indicated 12 month dividend, based on last quarterly dividend declared.

(4) Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5) ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2015 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

and 30.1%. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum value reflected discounts of 27.7% and 27.7%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable given the Company’s pro forma P/E multiples were at significant premiums to the Peer Group’s P/E multiples.

3.          Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio, which is computed herein. At the $16.88 million midpoint of the valuation range, the Company’s value equaled 6.43% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 13.21%, which implies a discount of 51.3% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 12.63%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 49.1%.

Comparison to Recent Offerings

As indicated at the beginning of this section, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, one second step conversion has been completed within the past three months and closed at a pro forma price/tangible book ratio of 82.2% (see Table 4.2). This stock increased 9.6% from the IPO price during the first week of trading. In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a discount of 28.3%. The estimated current P/TB ratio of P/TB ratio of PB Bancorp, Inc. of CT, based on closing stock prices as of February 26, 2016, equaled 87.6%. In comparison to the current P/TB ratio of this recent second step conversion, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 32.7% and at the maximum value the Company’s P/TB ratio reflects an implied discount of 25.7%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 26, 2016, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company – was $16,884,510 at the midpoint, equal to 1,688,451 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share are presented in Table 4.7 below. A schedule reflecting a distribution of the offering shares and exchange shares at each point in the range is reflected in the schedule below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.6 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Table 4.7

FSB Bancorp, Inc.

Second Step Offering Information

			Exchange Shares
	Total	Offering	Issued to Public	Exchange
	Shares	Shares	Shareholders	Ratio
Shares (1)
Maximum	1,941,719	1,035,000	906,719	1.0879
Midpoint	1,688,451	900,000	788,451	0.9460
Minimum	1,435,183	765,000	670,183	0.8041

Distribution of Shares (2)
Maximum	100.00%	53.30%	46.70%
Midpoint	100.00%	53.30%	46.70%
Minimum	100.00%	53.30%	46.70%

Aggregate Market Value at $10.00 Per Share
Maximum	19,417,190	10,350,000	9,067,190
Midpoint	16,884,510	9,000,000	7,884,510
Minimum	14,351,830	7,650,000	6,701,830

(1) Based on a $10.00 per share offering price.

(2) Ownership ratios adjusted for dilution from MHC assets/equity.

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

Establishment of the Exchange Ratio

FRB regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of FSB Community has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders, taking into account the impact of MHC assets in the Second Step Conversion, consistent with FRB policy with respect to the treatment of MHC assets. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the Offering, based on the total number of shares sold in the subscription, community, and syndicated or firm commitment underwritten offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value, and the $10.00 per share offering price, the indicated exchange ratios across the range are presented in Table 4.7 above. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.